2,681,500 Commonshares at $5 Per Share
                                        $3,000,000 of Bonds in $1,000 Increments
                                                     Minimum Investment - $1,000

                The Murdock Group Career Satisfaction Corporation

      This is our initial public offering, consisting of 2,500,000 shares at $5 per share for $12,500,000, and $3,000,000 of bonds. In addition, four of our shareholders seek to sell 181,500 of their shares.

      There is currently no public market for our shares or bonds. Investing in our shares and bonds involves a high degree of risk; you should purchase only if you can afford a complete loss of your investment.

                     See "Risk Factors" beginning on page 3.

                                                  10% Sales         Proceeds to
                            Price to Public      Commission       Murdock Group

Per share                 $            5.00  $            .50  $            4.50

Per bond increment        $        1,000.00  $         100.00  $          900.00

Total                     $   15,500,000.00  $   1,550,000.00  $   13,950,000.00

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We are making this offering through our own officers. This offering will continue until subscriptions for all shares and bonds are received, until October 28, 1999, or until we terminate the offering, whichever first occurs.


                                               Prospectus dated January 28, 1999

                           Notices About This Offering

      This prospectus contains the important facts about these securities. You should not rely on any other information or claims. Because the shares have not been publicly traded before this offering, we have arbitrarily determined the offering price. We cannot guarantee that any active trading market will exist after the offering.

      In addition to registering with the Securities and Exchange Commission, we have filed registration materials in the following states: Arizona, California, Colorado, Idaho, Illinois, Nevada, New Mexico, Oregon, Utah, Washington, West Virginia, Wyoming.

      If you live in another state, you may not purchase these securities during this offering. You may, however, be able to purchase the shares from your stockbroker if the shares are listed for public trading after the offering is complete.

      Arizona residents must (1) have a minimum of $100,000, or $150,000 when combined with spouse, in gross income during the prior year and a reasonable expectation that the investor will have such income in the current year; or (2) a minimum net worth of $250,000, or $400,000 when combined with spouse, exclusive of home, home furnishings and automobiles, with the investment not exceeding 10% of the net worth of the investor, together with spouse, if applicable.

      Idaho, Oregon, and West Virginia residents must have (1) a minimum annual gross income of $65,000 and a minimum net worth of $65,000, exclusive of automobile, home and home furnishings; or (2) a minimum net worth of $150,000, exclusive of automobile, home and home furnishings.

      Bonds are not available for purchase by residents of California or Oregon.

      The names of any broker-dealers participating in this offering, and additional disclosures required by any state in which these securities may be sold, are set forth on stickers on the back cover of this prospectus.

                                Table Of Contents

Offering Overview .........................................................    1
Risk Factors ..............................................................    3
Use of Proceeds ...........................................................    6
Capitalization ............................................................    7
Management's Discussion and Analysis of
Financial Condition and Results of Operations .............................    8
The Murdock Group .........................................................   11
Business Operations .......................................................   12
Management ................................................................   22
The Shares ................................................................   26
The Bonds .................................................................   29
Plan of Distribution ........................................................ 30
Experts ...................................................................   31
Financial Statements .........................................................33
Subscription Agreement ....................................................   59

                                Offering Overview

      The table below contains a very brief outline of the information contained in this prospectus. Please read the entire prospectus before you decide whether and how much to invest in our shares or bonds.

   The Murdock Group   The Murdock Group Career  Satisfaction  Corporation  is a
                       Utah corporation. We plan to expand rapidly, establishing offices coast-to-coast over the next two decades. We are located at 5295 South Commerce Drive, Suite 300, Salt
                       Lake City,  Utah 84107.  Our telephone  numbers are (801)
                       268-3232  and  1-888-888-0892;  the fax  number  is (801)
                       268-3289, and our web site is www.themurdockgroup.com

       Our  Business   We provide  employment-related  services  to two types of
                       clients:
                         Individual clients seeking to advance their careers by finding "the fastest way to a better job"a through counseling, training, and comprehensive job search resources; and
                         Business clients seeking assistance with employee hiring, training, and outplacement.
                       We advertise career advancement in radio and newspaper ads, target mid-level professionals, and offer financing to our clients. Most of our revenue is generated by our primary intellectual property - the "TMG Job Search
                       System" and related programs and materials.

              Shares We offer 2,500,000 shares at $5 per share. The shares offered are Class A common voting shares, the only class of shares currently outstanding.

Selling Shareholders   Four of our current  shareholders are offering 181,500 of
                       their own shares for sale as part of this offering. If all of these shares are sold, these officers will receive
                       $907,500. We will sell these shares along with the Murdock Group's shares, at the rate of 68 selling shareholder's shares for each 1,000 Murdock Group shares, calculated monthly. When 1,000,000 Murdock Group shares have been sold, we will sell all unsold shares of selling shareholders before the sale of Murdock Group shares recommences.

               Bonds We offer $3,000,000 in bonds in increments of $1,000. Bonds mature in 4 years, when we will repay the principal plus interest at 15% compounded annually. We have not provided any security for the bonds, and will not establish a sinking fund for repayment of the bonds. We may prepay the bonds at any time.

  Sales of  Shares &   We are making this offering through our own officers, and
               Bonds   seeking  the   participation  of  NASD-licensed   selling
                       agents, who will not be required to sell any specific amount of securities.

Shares to be Sold to   We will allow our employees and their immediate  families
      Employees at a   to purchase as many shares offered by this  prospectus as
            Discount   they wish at a discount of 10% from the sales price. They
                       will pay $4.50 per share rather than the $5 per share paid by other investors. Since we will not pay any sales commissions on these shares, the net proceeds to the Murdock Group will be the same as with shares sold to other investors by participating brokers.

--------------------------------------------------------------------------------

    Offering  Period   This offering will continue until  subscriptions  for all
                       shares and bonds are received, until October 28, 1999, or until we terminate the offering, whichever event first occurs.

    How to Invest in   A  minimum  investment  of  $1,000  is  required  for the
 our Shares or Bonds   purchase  of either  shares or  bonds.  If you  decide to
                       invest, send us your check and a completed subscription agreement which you will find at the back of this prospectus, or give your funds and subscription agreement to a broker participating in this offering. We will mail your shares or bonds to you or your broker as requested.

           Dividends   We plan to reinvest all  profits,  if any, in the Murdock
                       Group for a period of at least 5 years. We will not pay dividends during this period.

            Dilution The net tangible book value per share on the date of this prospectus is a negative $.57. Investors in the shares will pay $5 per share for 22.75% of ownership of the Murdock Group if all shares are sold. Investors will experience dilution of 88.6% of their investment.

    Use of  Proceeds   We will  spend  the  proceeds  of this  offering  to open
                       several offices in the Western States over the next 12 months, retire and restructure debt, and meet normal operating expenses. There is no minimum amount which must be raised before we will begin spending the proceeds.

     Trading  Market   Our shares are not  currently  listed for  trading on any
                       exchange.

 Financial Condition   Detailed  audited  financial  statements are set forth in
                       the  section  "Financial   Statements."  Because  of  our
                       history of losses and  current  negative  net worth,  our
                       auditor,  David T.  Thomson,  P.C.,  states in his report
                       that  there is  substantial  doubt  about our  ability to
                       continue as a going concern. We believe we are overcoming
                       losses by moving  Salt Lake City staff to other  offices,
                       dividing headquarters expenses among more branch offices,
                       reducing  charge-off   expense,   and  reducing  interest
                       expense. Our ratio of earnings to fixed charges is a negative 4.4:1.

                                  Risk Factors

      An investment in our shares or bonds involves a high degree of risk; you should purchase these securities only if you can afford to lose your entire investment. Before making a decision to invest, consider carefully the following risk factors, in addition to the other information in this prospectus.

Because we are a relatively new company, we have an extremely limited operating history upon which you can evaluate our prospects

      Because we did not commence operation until August, 1996, we have a limited operating history upon which you can evaluate our prospects.

      Most  of  our   activity   since  that  date  has  been   developing   our
career-related services and refining our marketing approach, in addition to capital raising activities.

      To invest, you must be willing to assume virtually all the risks of a "startup" company. We have not experienced any months of profitability. See "Financial Statements." Until we achieve profitability, we are dependent on raising capital by sales of shares or borrowing to continue operations.

      Our auditor has expressed doubt about our ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      You must consider our prospects in light of the risks, expenses, and difficulties frequently encountered in the establishment of a new business in an emerging industry, and in the development and commercialization of a new service.

We must compete against firms with far greater resources, experience, and market share than we have

      We may not be able to successfully compete against other firms in our industry.

      The employment industry is highly competitive, and most of our competitors are established companies having far more financial resources, experience, and market share than we do.

      Most companies in the employment industry are temporary employment agencies and recruitment firms. We work for the job seeker, who pays us an up-front flat fee which may be financed.

      We believe we have developed a unique market niche by using broad-based media to promote our career advancement and job search training services to people in the middle income range. We cannot guarantee that this business concept will prove successful.

      Any of our competitors, most of whom have far greater resources than we, might independently develop services that are substantially equivalent or superior to ours. These competitors potentially include the nationwide firms of Bernard Haldane and Cornell Business Associates.

      Although we have taken steps to protect our intellectual property rights, and continually develop innovative services, we believe our future success will depend primarily on our ability to expand rapidly throughout the United States, deterring potential competition by establishing widespread name recognition for "The Murdock Group."

Managing rapid expansion may severely strain our resources

      If we expand rapidly as planned, we could significantly strain on our limited managerial, operational, and financial resources, possibly causing inefficiencies which may result in operating losses.

      Specifically, we anticipate the opening of several new offices in major cities in the Western United States within the year following the date of this prospectus.

      We cannot be sure that we will be able to manage this expansion effectively, that new employees required to staff these offices will work together effectively, that we can attract and retain qualified personnel, or that our systems, procedures, and controls will be adequate to support business operations.

      We estimate that each office will require  expenditures  of  approximately

$500,000 before it can cover its own operating costs, but since our first branch office in Seattle has been opened for such a short period, we cannot be sure of these estimates.

      Delays, budget overruns, failure to attract customers in the new market, inability to produce sales or successfully deliver our services, and numerous other factors could keep us from generating a profit. See "Business Operations."

We may not be able to protect our proprietary method of doing business

      If our competitors copy the TMG Job Search System or develop similar systems, we may lose our primary competitive advantage.

      We rely primarily on copyright laws to protect the intellectual property used in our products and services, but we do not register copyrights in any of our materials. We could be damaged by a significant amount of unauthorized copying of our products and services.

      Although we are not aware that any of our products and services are materially infringing the rights of others, it is possible they are. If so, we could be forced to modify our products and services, possibly at substantial cost. We might be subject to lawsuits alleging that we are infringing on the property rights of others.

      We have applied for trademark protection for our name, the names of our principal current services, and the phrase "The Fastest Way to a Better Job." It is possible, however, that third parties will infringe or misappropriate our registered trademarks or similar proprietary rights.

      Competitors may employ a strategy of non-meritorious litigation as a method of direct competition, and our limited financial resources could prove insufficient to mount a successful defense against these tactics.

Our computer systems may fail to work in the year 2000

      Our computers or the software they run might fail on January 1, 2000, significantly disrupting our business operations.

      Some early mainframes and computer programs used only the final two digits for the year in the date field while maintaining the first two digits of each year constant.

      As a result, some computer applications may be unable to interpret the change from the year 1999 to the year 2000, commonly referred to as the "Year 2000 Problem."

      Our computer needs are met by a network of desktop personal computers, and to the best of our knowledge after substantial testing, none of our software applications will experience year 2000 problems.

We have had substantial losses in the past, and could again in the future

      We lost $139,780 in 1996,  $1,728,372 in 1997, and  $3,728,106  during the first 9 months of 1998. If we do not reverse this trend, our business will fail.

      Although we had net revenues during each of these periods, $27,456, $551,830 and $1,428,308 respectively, we spent more than we made primarily to cover the costs of research and development associated with new intellectual property and delivery of our services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      While we believe that we can operate profitably if each of our offices can generate the same relative revenue our Salt Lake City office has produced in 1998 to date, we cannot be sure that our operations will be profitable.

      We believe that a major contribution of losses to date were incurred while developing our proprietary job-search technology into a training system capable of servicing a larger volume of customers. This system is now operating.

We are deeply in debt and have no certain way of meeting these obligations

      If we fail to meet our heavy financial obligations as they fall due, we cannot remain in business.

      We have financed our operations to date primarily by borrowing money, often at above normal rates of interest. As of September 30, 1998, this debt totals approximately $5,968,983. These obligations will mature over the next 60 months beginning in May 31, 1999.

      Unless we can meet these obligations, possibly by improving net earnings, raising capital through this or other offerings, refinancing, or otherwise, we may become insolvent and lose all invested capital.

      Depending upon the amount of capital raised in this offering, we plan to substantially reduce or eliminate these liabilities, along with the interest payment burdens they impose.

      On September 30, 1998, we had an accumulated deficit of approximately $4,797,473 and a working capital deficit of approximately $3,669,405. We have incurred losses ever since we began business.

      These losses have resulted principally from limited operations revenue and costs associated with the design, development and implementation of our services, including general and administrative expenses and marketing activities.

      We plan to increase our level of operating expenses significantly to continue to enhance services and finance expansion to additional cities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our clients may be unable or unwilling to make payments they owe to us

      If the clients who owe us money fail to pay, we cannot operate profitably.

      A majority of our clients agree to pay the fees due to us by executing a promissory note. To generate cash to meet our operating expenses, we generally borrow against these notes at an average discount of 4%. See "Business Operations."

      These notes are for a term of 2 years, and bear interest at 19.9% compounded annually. If our clients are dissatisfied with our services, or if they become unemployed and are not able to find work, they may be unwilling or unable to make note payments.

We may not be able to obtain necessary capital in the future

      Without a significant capital infusion this year, we may be unable to meet our operating require- ments.

      Based on current plans and assumptions relating to our operations, we estimate that the net proceeds of this offering, together with anticipated revenue from operations, should be sufficient to fund our contemplated cash requirements for approximately 12 months.

       If our plans change, our assumptions prove to be inaccurate, or our funds from operations prove to be insufficient, we could be required to seek additional financing before this 12-month period is over.

      Because of our plans for rapid expansion, we expect that we will need additional capital at the end of this 12-month period. We have no commitments from any third parties for any future funding and cannot be sure that we will be able to obtain financing in the future.

      We cannot guarantee that sufficient funding will be available from this offering to fund all our development, debt retirement, and operational needs. If we require additional financing, we may seek it through bank borrowing, other debt, additional equity financing, or otherwise.

      Any additional equity financing may be dilutive to our shareholders. Debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters.

      If we cannot obtain additional financing as needed, we may be required to curtail growth plans, significantly reduce operating costs, or cease operations completely. See "Use of Proceeds."

                                 Use of Proceeds

      The table below shows how we plan to spend the proceeds of this offering if all shares and bonds are sold, if an intermediate number of shares and bonds are sold, and if a low number of shares and bonds are sold.

      There is no minimum amount which must be raised before we begin spending the proceeds. Except as may be required by individual states where this offering may be sold, we will not establish an escrow account.

      Offering expenses are estimated to be $200,000; if we receive less than this amount in proceeds, we will pay the amount of any shortfall. If more than $200,000 but less than $2,000,000 is raised, we will use these proceeds to reduce debt.

      We may use a portion of the proceeds to acquire other businesses or products which will help us expand operations more effectively.

      We will seek to contract with broker-dealers to help market our securities for a cash sales commission of 10%. No sales commissions will be paid on sales made by our officers.

      Because we cannot predict how many shares will be sold by the broker-dealers and how many by our officers, we have deducted 10% from all sales illustrated in the table. Actual commissions paid may be less and proceeds to the company may consequently be more.

      Our offering expenses include the costs of registration fees, accounting fees, costs of printing, fees associated with listing the shares for trading, fees to the transfer agent, and other offering costs.

      The legal work for this offering was performed by in-house General Counsel, Stanford Smith, who will receive no compensation beyond his salary.

      Our selling shareholders will pay all sales commissions paid to brokers in connection with the sale of their shares, and a proportionate share of the expenses of this offering, such as professional fees and printing costs.

      We plan to open offices in several major cities in the Western United States over the next 24 months, with estimated cash needs of $500,000 per office. The number of offices opened will depend on the total proceeds raised in this offering.

Item                                            High       Intermediate      Low
Offering Proceeds
Proceeds from Sale of Company Shares        $12,500,000   $ 6,500,000   $ 1,000,000
Proceeds from Sale of Shareholders Shares       907,500       471,900        72,600
Proceeds from Sale of Bonds                   3,000,000     2,000,000     1,000,000
                                            -----------   -----------   -----------
Total Gross Proceeds                         16,407,500     8,971,900     2,072,600
   Less Sales Commissions                     1,640,750       897,190       207,260
   Less Expenses of Offering                    200,000       200,000       200,000
   Less Proceeds to Selling Shareholders        816,750       424,710        65,340
                                            -----------   -----------   -----------
Net Proceeds to Company                      13,750,000     7,450,000     1,600,000
Use of Proceeds:
Opening Additional Offices                    5,000,000     2,000,000             0
Debt Retirement                               5,000,000     5,000,000     1,600,000
Working Capital                               3,750,000       450,000             0
                                            -----------   -----------   -----------
Total Application of Net Proceeds           $13,750,000   $ 7,450,000   $ 1,600,000

      As an approximation, $70,000 will be used for leasing office space, $50,000 for the purchase and lease of furniture and equipment, $20,000 for advertising, $40,000 for employment fees and training, $300,000 for payroll for 12-15 people for approximately 6 months, and $20,000 for miscellaneous expenses.

      As of September 30, 1998, we have incurred more than $5 million in debt. Substantially all of this debt has been used for working capital to fund operations since inception of the Company. We plan to retire as much of this debt as possible, giving priority to obligations bearing the highest interest.

      Future conditions may prompt us to change these proposed uses of proceeds if unanticipated events or opportunities arise.


                                 Capitalization

      The following table sets forth the capitalization of the Murdock Group as of September 30, 1998, and on a pro forma as adjusted basis after giving effect to the sale of 2,500,000 shares of common stock.

      This table should be read in conjunction with the historical Financial Statements of the Company and the Notes thereto, and the other financial information appearing elsewhere in this prospectus.

      It reflects sale of the maximum amount of offering proceeds, and expenses of $1,250,000 in sales commissions and $200,000 of offering expenses.

                                                                                      As of September 30, 1998

                                                                                           Pro Forma As     Pro Forma As
                                                                              Actual      Adjusted (High)  Adjusted (Low)
Short-term debt including current portion of long-term debt               $  3,858,662             -0-       2,258,662
Long-term debt                                                               2,110,321       3,000,000       3,110,321
Shareholders' Equity:
Common Stock - Class A, no par value; 8,488,740 shares
issued and outstanding actual; 10,988,740 shares issued and outstanding
pro forma as adjusted                                                        1,012,830      12,062,830       1,712,830
Common Stock - Class B, no par value; no shares issued or outstanding              -0-             -0-             -0-
Treasury Stock - Class A, 2,000,000 shares                                         (45)            -0-             -0-
Subscription Receivable - Common Stock - Class A                              (160,000)       (160,000)       (160,000)
Accumulated deficit                                                         (5,650,258)     (5,650,258)     (5,650,258)
Total Shareholders' Equity                                                  (4,797,473)      6,252,572      (4,097,428)
Total Capitalization                                                      $  1,171,510    $  9,252,572       1,271,555

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

      The Murdock Group Career Satisfaction Corporation is a career advancement and employment consulting company with offices in Salt Lake City, Utah, and Seattle, Washington.

      We provide services to professionals with several years of experience who are seeking to clarify their career direction or their current job situation.

      Our system utilizes job-search training workshops, consultants, and access to a comprehensive job-search resource center. We also provide full-service hiring assistance to corporations, which includes training and outplacement.

      Losses to date were incurred while we developed our proprietary job-search technology into a training system that can service a larger volume of customers. We have completed development of this system and believe that we now have a product that can be marketed profitably.

      On September 14, 1998, we relocated 14 employees from the Salt Lake City office to open an office in Seattle. We plan to open additional offices in 1999.

      We plan to allocate administrative costs across multiple locations, thereby reducing the financial impact of our investment to date in infrastructure items such as computer technology and human resources, accounting, and operations staff.

      We anticipate a reduction in charge-off expense with the new product, and expect that completion of the public offering will enable us to restructure or pay off most of our high-interest debts, thereby reducing monthly interest expense.

      In summary, our plan for overcoming losses includes moving Salt Lake City staff to other offices, allocating infrastructure investment across multiple locations, reducing charge-off expense, and reducing interest expense.

                              Results of Operations

September 30, 1998 compared to September 30, 1997

      Net service revenues increased to $1,428,308 for the nine months ended September 30, 1998, compared to $262,212 for the corresponding period of the prior fiscal year.

      The increase in revenues was primarily a result of enhanced service products from new research and development efforts, new sales techniques, increased marketing through radio and newspaper campaigns, new proprietary systems that permit delivery of products and services in volume, and increased market place recognition.

      Contract cancellations and discounts increased to $920,112 for the nine months ended September 30, 1998, compared to $80,184 for the corresponding period of the prior fiscal year.

      The cancellations and write-offs were the result of concessions made to customers while pilot testing and implementing the Murdock Group's new intellectual property. The cancellations and discounts have decreased as a result of the new product.

      Direct cost of services increased to $1,454,086 for the nine months ended September 30, 1998, compared to $338,798 for the corresponding period of the prior fiscal year.

      Gross profit as a percentage of service revenues improved to a negative 1.8% for the nine months ended September 30, 1998, compared to a negative gross profit of 29.2% for the corresponding period of the prior fiscal year.

      The improvement in gross profit as a percent of sales was primarily a result of increased sales, which served to reduce the per-sale overhead.

      General and administrative expenses, which include selling expense, increased to $1,941,480 for the nine months ended September 30, 1998, compared to $360,817 for the corresponding period of the prior fiscal year.

      General and administrative expenses, as a percentage of sales, decreased to 136% for the nine months ended September 30, 1998, compared to 138% for the corresponding period of the prior fiscal year.

      Topic 4d of the Staff Accounting Bulletins issued by the Securities and Exchange Commission requires the recording of expense by the Murdock Group for stock issued to related parties at a price less than market or less than a price used in similar transactions to non-related parties.

      Accordingly, the Murdock Group recorded $510,712 as general and administrative expense related to the issuance of 384,000 shares of common stock to two officers as incentive for the nine-month period ended September 30, 1998. The issuance of these shares and the recording of the related expense is non-cash and nonrecurring and will not have an impact on future operations.

      General and administrative expenses should continue to decrease as a percentage of sales during fiscal 1998 and thereafter as a result of increased sales and a reduction in G & A expenses.

      New products research and development expenses increased to $718,701 for the nine months ended September 30, 1998, compared to $274,667 for the corresponding period of the prior fiscal year.

      The increase in research and development expenses for the nine months ended September 30, 1998 was a result of expenses related to the development of new intellectual property and training systems that allow the mainstream professional to access previously elitist job-search concepts and techniques.

      This systematization also enables us to efficiently service a larger volume of customers with fewer costs than could be serviced in the year.

      Interest expense increased to $702,864 for the nine months ended September 30, 1998, compared to $138,252 for the corresponding period of the prior fiscal year. The increase in interest expense was a result of higher outstanding debt balances and increased rates on moneys borrowed for the nine months ended September 30, 1998, compared to the corresponding period of the prior fiscal year.

December 31, 1997 compared to December 31, 1996

      We began operations August 5, 1996 as a startup and development-stage entity. Operating results for the five-month period ended December 31, 1996 are not representative of or comparable to the first full year of operations, which ended December 31, 1997.

                               Financial Condition

Liquidity and capital resources

      We have suffered recurring losses from operations since our inception in 1996, and as of September 30, 1998, had an accumulated deficit of $5,650,258.

      The accumulated deficit reflects losses associated with the development and startup of operations and significant costs for research and development for our proprietary job-search technology and training system. This technology will enable us to effectively service a large volume of customers in each office and provide a model to expand the operations into other locations.

      On September 30, 1998, we had a working capital deficit of approximately $3,669,405. This working capital deficit is a result of our need to fund our operating losses primarily through short-term borrowings. The interest rates associated with these short-term borrowings are significantly higher than prime interest rates.

      We sell a majority of our products in exchange for contracts receivable which typically are due in monthly installments over twenty four months. During late fiscal 1997 and early fiscal 1998, we provided a product whereby the customer was guaranteed to secure employment upon completion of services by the Murdock Group.

      Total revenues associated with the guarantee service for the nine months ended September 30, 1998 were $730,000 or approximately 33% of revenues. While the sales impact associated with the guaranteed service was positive, the ability to provide the service of securing employment for the client was extremely difficult, and resulted in approximately $553,000 in cancellations and $85,000 in discounts related to the above guarantee-type revenues.

      The guaranteed services were discontinued in July 1998. On September 30, 1998, we had $36,000 in accounts receivable from the guaranteed service. The entire $36,000 has been reserved as of September 30, 1998. We experienced a significant reduction in the amount of contract cancellations and write-offs subsequent to the guaranteed service.

      The Murdock Group believes that the new technology and service product described above, compared to the guaranteed service, will result in a significant improvement in our cancellation and collection rate. On September 30, 1998, approximately 25% of our contracts receivable had receipts which were past due.

      As contained in the report of our Independent Auditor dated December 28, 1998, covering the nine months ended May 31, 1998 and prior two fiscal years ended December 31, 1997 and 1996, there is substantial doubt of the Murdock Group's ability to continue as a going concern.

      The current portion of amounts due from related parties increased on September 30, 1998, compared to December 31, 1997 as a result of certain financing transactions.

      Property and equipment increased on September 30, 1998, compared to December 31, 1997 as a result of expenditures related to expanding offices to accommodate growth. In September 1998, we opened an office in Seattle, Washington, which required approximately $150,000 in new property and equipment.

       In addition we continued to develop our infrastructure for computer networking and communications to accommodate growth into other locations.

      Accounts payable increased on September 30, 1998, compared to December 31, 1997 as a result of growth and as a result of extending the payment terms on payables.

      Current portion of amounts due from related parties increased on September 30, 1998, compared to December 31, 1997 as a result of certain financing transactions. These amounts were repaid to the Murdock Group subsequent to September 30, 1998.

      Short-term and long-term debt increased as a result of working capital needs related to our current operating losses experienced through September 30, 1998.

Capital expenditures

      We incurred capital expenditures of approximately $344,000 for the nine month period ended September 31, 1998, compared to $360,000 for the corresponding period of the prior fiscal year. The majority of these expenditures were related to expanding offices to accommodate growth.

Research and development

      Research and Development expenditures amounted to $718,701 from January 1, 1998, through September 30, 1998, compared to $274,667 for the same period in 1997. The majority of theR & D expenses were incurred while developing our proprietary job-search technology into a training system that serviced a larger volume of customers.

      We believe that most of our significant R & D projects are now completed and that the R & D projects in the future will be smaller and require less expenditures.

Inflation and year 2000 problems

      Inflation has not had and is not expected to have a significant impact on our operations.

      We have evaluated our information technology for Year 2000 issues and do not anticipate any material disruption in our operations.

                                The Murdock Group

History

      We  are  The  Murdock  Group  Career  Satisfaction  Corporation,   a  Utah
corporation organized November 5, 1997, to carry on an existing business concept.

      In 1983, Denis Murdock formed a sole proprietorship called "The Murdock Group" in Virginia to provide job search assistance to senior executives. He moved the business to Salt Lake City, Utah in 1987. The assets of this business, including all intellectual property rights, were purchased in June 1996 by Envision Career Services, L.L.C., a company formed by our founders KC Holmes and Heather Stone.

      Envision conducted its operations under the name "The Murdock Group." We purchased all membership interests of Envision by the issuance of 8,205,800 shares on May 31, 1998, and Envision was dissolved.

Our approach to the career consulting business

      We have built our business on three major approaches:

      Bypassing  the  competitive   top-level  corporate  executive  market  and
      targeting instead mid-range business professionals with several years of experience;

      Popularizing career services through broad-based media including radio and newspaper advertising; and

      Pricing career consulting services affordably, and making financing available.

      Our mission Sment is "The Murdock Group will be the finest and largest job search and employment consulting service in the world-- helping millions make better money doing something they care about."

Expansion plans

      Our headquarters and primary business office are located in Salt Lake City, Utah. The combined offices occupy 30,000 square feet of office space.

      We opened our Seattle office on September 18, 1998, with 5,700 square feet of office space. Headquarters employs 17 people; the Salt Lake City office, 16; and the Seattle office, 13.

      We plan to open additional offices across the United States, beginning in the West. We also plan to create and market over the internet a number of products and services related to the employment industry.

                               Business Operations

      The information below summarizes our current business operations; future operations may differ.

      We provide our clients with two major types of service:

      Career Satisfaction. These services target individuals, providing the TMG Job Search System and CareerChoice System to train clients how to make wise career choices and find a great job. The core purpose is to help individuals achieve tangible improvement in their work situations by choosing the right career and finding employment quickly in that field.

      Corporate Productivity. These services target companies, providing hiring training, outplacement and other services that improve the employment and termination processes. The core purpose of these services is to help companies improve productivity by teaching them how to hire the right people to do the right jobs.

      We have spent two years developing a comprehensive job search system that is deliverable to mainstream professionals on a large scale.

      At a cost of $37,904 in 1996,  $556,854 in 1997, and $718,701 for 9 months of 1998, we have conducted extensive research and development, and field-tested multiple products to develop a sales and delivery system that is duplicable on a national level. The product offering is now ready for delivery.

                                    Products

      Each of our offices currently offers four employment-related products:

1. TMG Job Search System

      The TMG Job Search System accounts for nearly all of our revenue. It sells for $2,995 - $3,495 and can be financed over 2 years. It includes a full-service job search training, career advancement, and motivation system taught in small groups.

      The package also includes access to a fully staffed resource center containing job leads, computer workstations, publications, and other job search tools.

      The Job Search system includes the following features:

      30 days of access to Career Insight Sessions which enable clients to learn and practice key aspects of the system including networking, interviewing, and negotiating.

      4  months  of  access  to   one-on-one   coaching   from  our  job  search
      professionals, including interview coaches, marketing specialists, and others.

      4  months  of  access  to  career   counseling  from  experienced   career
      consultants who provide personalized attention to each client's specific needs.

      4 months of access to 1-hour follow-up sessions to reinforce skills, troubleshoot problems, or ask specific questions.

      4 months of access to our extensive Resource Center, which includes on-call specialists to assist clients with job search advice, job board postings, contact databases, business databases, training center, and job search publications, a computer center for on-line research, database access, and job search document creation, and a phone/fax center.

      We invite clients and their spouses or partners to attend an orientation Launch meeting that provides an overview of the TMG Job Search System. Clients are also introduced to the Resource Center and its databases, internet recruiter lists, job postings board, and career library.

      We explain to clients that their efforts will directly impact the success of their search, and require them to dedicate productive time each week to their program.

      The Career Insight Sessions noted above are small seminars consisting of 5-12 participants which cover the following topics:

      Launch (2 hours). Provides an introduction to career management and an overview of the entire Job Search System, which will form the foundation of the client's job search.

      Defining the Target (4 hours). Helps clients clarify their career objectives.

      Creating a Powerful Resume (4 hours). Produces resumes and provides techniques for getting results.

      Making the Right Connections (4 hours). Enables clients to access the unadvertised job market by connecting with decision makers.

      Direct Approaches that Get Interviews (4 hours). Teaches methods for turning more of a client's contacts and leads into interviews.

      Interviews that Get Job Offers (4 hours). Improves the client's ability to convert interviews into job offers.

      Negotiating a Better Job Offer (4 hours). Hones a client's ability to negotiate better terms in a job offer.

2. CareerChoice system

      The CareerChoice System sells for $1,395 which can be financed. It targets customers who typically have been working in the same position for several years, and now feel stuck in a job, a company, or an entire line of work that is not fulfilling.

      These individuals often cannot afford to start over in their careers, and wonder if they are qualified to do anything else. The CareerChoice System also helps people just entering the workforce and seeking direction.

      CareerChoice clients spend 8-10 hours with a personal career consultant who administers a variety of tests and helps clients understand their career options and plan specific, tangible career change. Activities include the following:

      Diagnosing career situations, concerns, needs, expectations, goals, and objectives.

      Analyzing   Meyers-Briggs   Type   Indicator,   Strong-Campbell   Interest
      Inventory, Entrepreneurial Test, and personality assessments.

      Assessing qualifications: education, experience, strengths, weaknesses, skills, interests, financial requirements, geographical preferences, and overall marketability.

      Determining long-term career direction.

      Determining short-term job market positioning, job functions, level of income, responsibility and authority; and target industries.

      Developing  a  career  mission  statement  that   incorporates   long-term
      direction and short-term job market positioning.

      Understanding salary data and job availability.

3. Outplacement services

      We offer full and partial outplacement services to companies who lay off employees and wish to help employees find new jobs as quickly as possible.

      Outplaced employees are provided with selected training and resources from the TMG Job Search system. We quote prices based upon the number of employees serviced and the type of services to be performed.

      We offer employers a variety of programs to train laid-off workers in job search skills:

      The Full-Service Program costs $2,995 per person and includes four months of personal coaching, workshops, resume preparation, and access to our Resource Center.

      The Quick Start Program costs $1,195 per person and includes the above services for one month.

      A 3-day Training Program on the employer's site costs $4,500 per group of up to 15 people, and includes our workshops.

      A 3-day Training Program in our offices costs $395 per person and includes our workshops.

4. Hiring training

      We teach a series of "Hiring Basics" courses to the companies who wish to upgrade the hiring skills of their management team.

      There are four separate half-day courses, taught for $125 each. Courses rotate weekly and are taught either at our offices or the client's site.

                                    Marketing

The market

      We believe that the market for career-related services will continue to grow as job insecurity and changes in the employment market compel individuals to take control of their own careers.

      We believe that the desire of individuals to seek satisfaction in their employment has created a significant market for the types of products and services we provide.

Target customers

      The target customers for Career Satisfaction products are individual employees-whether they are currently working for themselves or others, preparing to work, or searching for work.

      Our typical customer works full time and has some college or professional training. Usually, customers have at least 5 years of experience in the work force and are not top executives in an organization. The target customers for the Corporate Productivity products are companies requiring assistance with employment issues.

Advertising

      We attract clients through a variety of advertising methods. Approximately 25% of individuals who come in to the office for a sales appointment purchase the service.

      Direct mail. We have experimented with direct mail for the Career Satisfaction products in the Salt Lake City area.

      Internet World Wide Web Site www.themurdockgroup.com: We use the website to advertise our products and services.

      Radio. We use 60-second radio spots to advertise our services.

      Newspaper. We advertise in the classified section of the local newspapers weekly.

      Referrals from Satisfied Job Seekers. Our current customers are one of our best referral sources. As we acquire more customers, we increase our potential for profitability.

      Referrals from Satisfied Employers. Leads for the Corporate Productivity services are generated from companies who are satisfied with the job applicants we have sent to them. We offer employers a free Job Postings Membership which gives them access to our database of qualified professionals. Companies who subscribe receive discounts on hiring training, and outplacement.

Steps in the sales process

      Individuals who respond to our Career Satisfaction advertising are handled as follows:

      Pre-Qualification of Callers. We interview callers, explain our approach and fee structure, and set an appointment with a career advisor. Callers are pre-qualified over the phone to verify that they have a college degree or marketable work experience and financial resources to pay our fees.

      Meeting with Career Advisor. The client visits our offices for the scheduled appointment, and spends an hour with a career advisor. The advisor explains our services and takes the client on a tour of the facility to meet various specialists and examine resources such as the training rooms, job postings board, computerized databases, and career library.The advisor emphasizes that we are working for the client, not for any potential employer and that we charge a flat fee. We do not charge based upon future wages, as do many employment agencies.

      Our Corporate Productivity sales representatives visit companies who respond to our direct mailings or telephone calls.

Financing

      Clients unable to pay in cash or by credit card are given the opportunity to pay a deposit and execute a promissory note to the Murdock Group. We perform credit checks on each. Currently, approximately 90% of our clients execute a note.

                                   Competition

      In our view, the job acquisition industry is large and fragmented into many niches with some competitors being successful only in certain niches, and with no company having acquired dominance in the industry.

      Many competitors have products and services that are marketed as being similar to ours, but we believe that our customers can quickly distinguish the difference between our products and services and those of our competitors.

      We compete primarily with a large number of privately-owned companies. Some of our competitors have greater financial, marketing, distribution, technical and other resources than we do.

      Our two major competitors for career consulting services are well established nationally. Both were founded by career industry experts who still run the company:

      Bernard Haldane was founded in 1945 after World War II to assist returning veterans in the job market. Bernard Haldane primarily services executives who earn over $100,000 per year, and charges a fee of 8% of the executive's salary, generally more than twice our fee.

      Cornell Business Associates was founded in the 1980's and also primarily services executives. It too charges an 8% fee. CBA has sales offices around the country, but flies customers to a California location for 1-2 days of consulting.

      In addition, Robert Half offers staffing, permanent placement, recruiting, and consulting services. Right Management Consulting is involved in career development/management and consulting. Provant provides training, career development, and product sales.

      The principal competitive factors in obtaining customers appear to be a strong sales and marketing program, life-changing and unique principles, competitive pricing, and good customer service. We believe our strong emphasis on these factors will be an important competitive advantage.

                                   Operations

Property

      We lease class A office space for all our operations, believing that a professional appearance is important when providing services to professionals.

      Our headquarters and Salt Lake City office are located at 5295 So. Commerce Drive, Suite 400, Salt Lake City, Utah 84107. We occupy 30,000 square feet, for which we pay $41,000 per month.

      The lease term expires on roughly 2/3 of this space in June, 1999, at which time we plan to renegotiate. The lease term for the remainder of the space expires in 5 years.

      The Seattle office located at 10900 NE 8th Street, Suite 810, Bellevue, Washington 98004-4405 has 5,700 square feet for which we currently pay $13,000 per month. The lease term expires on September 30, 2003.

Employees

      As of September 30, 1998, we had 46 full-time employees. Our employees are not represented by a labor union and are not subject to any collective bargaining arrangement. We have never experienced a work stoppage and believe that we have good relations with our employees.

      Our headquarters operations, located in the same building as the Salt Lake City office, employs 17 people. The Salt Lake City office employs 16 people, and the Seattle office employs 13 people.

Intellectual property and proprietary rights

      We rely on a combination of copyright and trademark laws and contractual provisions to protect our proprietary rights. We have applied for trademark registration for "The Murdock Group," "The Murdock Group Career Satisfaction

Corporation," and "The Fastest Way to a Better Job." We will continue to evaluate the registration of additional service marks and trademarks, as appropriate.

      Litigation may be necessary to protect our proprietary technology. Litigation may be time-consuming and costly. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary.

      In addition, there are few barriers to entry into the market for our services. It is possible that one or more of our competitors, most of whom have far greater resources than we do, will independently develop technologies that are substantially equivalent or superior to ours.

Litigation

      As of the date of this prospectus there is no litigation pending or threatened against us.

We are controlled by two major shareholders

      Your investment will be subject to control by a small group of insiders who may not share your views.

      Even if all of the shares offered by this prospectus are sold, chief operating officer KC Holmes and president Heather Stone, brother and sister, will own 54% of the voting stock.

      They can elect all Directors, perpetuate themselves in office, and otherwise exercise control of the Murdock Group. There are no cumulative voting rights for directors. See "Management."

Our management has controlled all company business operations to date and is subject to conflicts of interest

      Investors are subject to the risk that our current managers have placed or will place their personal interests ahead of the interest of all shareholders.

      Our management is subject to various conflicts of interest arising out of their relationship with the Murdock Group. All agreements and arrangements between our management and us are not the result of arms' length negotiations.

      This prospectus was prepared, and an opinion of counsel rendered, by our in-house General Counsel Stanford Smith. He is also a shareholder.

Rapid expansion of our business is important to our success, but may impose business risks we would not otherwise face

      We believe that rapidly expanding our operations by opening offices throughout the Western United States, and eventually the entire country, is important to our success for the following reasons:

      Additional offices may provide additional revenue from which we can cover our administrative expenses, recoup our research and development costs, and generate greater profits;

      Widespread advertising and name recognition will improve our marketing and may deter others from competing with us.

      Managing rapid expansion will pose many challenges to our business. We will face greater overhead, increased marketing and support costs, exposure to legal risk, and exposure to other general hazards associated with entry into new markets.

      In order to manage this growth, we must improve and expand our operating systems, augment financial and management systems, and hire, train, and manage new employees. We may not be able to manage these changes effectively, which could result in significant losses.

      We cannot be certain that our expansion plans will succeed, and even if we do open more offices they may not be profitable.

The loss of our president and chief executive officer could reduce our chances for success

      We are highly dependent upon the skills of our present executive officers, even though none of them has managed a company in the employment business. See "Management."

      In particular, our CEO, KC Holmes, and our President, Heather Stone, have played a substantial role in the development and management of our business. Their services will be crucial for the successful management of our expansion plans.

      If they leave us, or if they are unable to perform their duties, our chances for success could be significantly reduced. We do not have employment agreements with them, but we believe that their ownership stake in the Murdock Group will motivate them to remain with us.

      Even if all the shares we are offering are sold, they will own 54% of our stock.

Our agreement to indemnify our officers and directors to the maximum extent permitted by law could affect our profitability

      Our bylaws say we will indemnify our officers and directors against all claims arising out of our business operations to the maximum extent permitted by law, so long as there is no intentional wrongdoing.

      This provision could cost the Murdock Group a substantial sum if financially significant claims are made against our officers and directors.

      The Securities and Exchange Commission and state securities regulators believe that this provision violates public policy and should not be enforced.

The price of our shares was arbitrarily determined by our board of directors

      Our share price was arbitrarily determined by our Board of Directors based upon its estimate of future operating results, and bears no relationship to our current operating results, book value, net worth, or financial statements.

      The  Board  considered   several  factors,   including  an  evaluation  by
management of the history of and prospects for the industry in which we compete, and our prospects for earnings.

      These factors are largely subjective, and we make no representation as to any objectively determinable value of the shares. We cannot be sure that any subsequent purchaser of shares will be willing to pay this price or more for shares.

      Shareholders are subject to the risk that the shares have a value substantially less than the purchase price.

Shareholders will not receive dividends in the near future, if at all

      We have never declared a dividend and do not presently intend to pay any dividends.

      Future dividends, if any, will depend on our profitability, financial condition, capital requirements and other considerations determined by the Board of Directors. Any future agreements with lenders may also restrict our ability to pay dividends.

      We presently intend to retain earnings, if any, for use in the operation and expansion of the business, and therefore do not anticipate paying any cash dividends in the foreseeable future.

      We will not pay dividends until the bonds are repaid, and other future debt or other covenants may restrict the payment of dividends. Shareholders are subject to the risk that they will receive no return on their investment in the near future, if at all.

Shareholders are subject to the risk that the value of shares may never equal the price they have paid for them

      The share you pay $5 for will be worth only 57 cents in book value immediately after your purchase.

      Our book value is a negative $.57 per share as of September 30, 1998. This figure is calculated by subtracting our liabilities from our assets, and dividing the difference by the number of shares outstanding.

      This due in part to the fact that current shareholders paid much less than $5 for their shares. If all shares offered by this prospectus are sold, the book value will increase to $.5690 per share.

      We are asking $5 for each share you buy. The percentage difference between your $5 before the purchase of a share, and the book value of your share immediately after purchase, is called "dilution."

      If all shares offered by this prospectus are sold, you will experience dilution of 88.6%; your $5 will decline in value by $ 4.4310. The value of your shares is diluted by the past issuance of shares at prices lower than you are paying and the business losses incurred by the Murdock Group.

      This   means   that  for  each   dollar   you   invest  you  will  bear  a
disproportionately larger share of any Murdock Group loss, and receive a disproportionately smaller share of any gain.

      In addition, your proportionate ownership of the Murdock Group can be further diluted by the issuance of more shares at prices below what you will have paid.

      We have granted options to certain people to acquire shares at less than the public trading price, if in fact the shares become publicly tradeable. See "The Shares." Exercise of these options will further dilute your shares.

Without significant help from broker-dealers we may not be able to raise enough capital through this offering

      Shareholders are subject to the risk that without significant help from broker-dealers we may not be able to raise enough capital through this offering to carry our out business plans and operate profitably.

      This offering will be sold primarily by our officers. We will attempt to recruit members of the National Association of Security Dealers to participate in the offering but may not succeed.

      Even if we are able to recruit brokers, they may not be able to sell any of the shares or bonds. See "Plan of Distribution."

We will not seek to reduce share trading price fluctuations through stabilizing transactions

       In the absence of transactions that stabilize the price, our share price could be hurt by adverse market conditions. See "Plan of Distribution."

      We have not engaged anyone to stabilize, maintain or otherwise affect the price of shares including generating stabilizing bids.

      In general, purchases of shares for the purposes of stabilization could cause the share price to be higher than it might be if these purchases were not made.

Interruption in the sale of our shares will reduce the probability of selling all 2,500,000 shares

      Shareholders are subject to the risk that an interruption in the sale of our shares will reduce the probability of selling all 2,500,000 shares, thus reducing the capital available to the Murdock Group.

      Four of our current shareholders are selling a total of 181,500 shares for their own account, representing 6.8% of the total shares to be sold in this offering. The Murdock Group will not receive any proceeds from the sale of their shares.

      We will sell these shares along with the Murdock Group's shares, at the rate of 68 selling shareholder's shares for each 1,000 Murdock Group shares.

      When 1,000,000 Murdock Group shares have been sold, we will sell all unsold shares of selling shareholders before the sale of Murdock Group shares recommences.

If our trading price drops to less than $5 per share, market liquidity could be reduced

      If our shares  become  subject to the "penny  stock rules"  adopted  under
Section 15(g) of the Securities Exchange Act of 1934, our shares would probably experience reduced levels of trading activity.

      The "penny stock rules" apply to companies whose shares trade at less than $5 per share or whose tangible net worth is less than $5,000,000, or $2,000,000 if the company has been operating for three or more years.

      These rules require, among other things, that brokers who trade penny stock to persons other than established customers must complete certain documents before any penny-stock transaction can occur.

      Specifically, the broker must determine whether the investor can bear the potential financial loss and must provide the investors with SEC documentation about the risks associated with penny stocks.

      Additionally, a broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.

      Many broker-dealers deem these precautions burdensome and choose not to trade penny stocks. This could result in reduced trading activity in the secondary market, which might make the shares difficult or impossible to sell.

      If we sell approximately 2,000,000 shares offered by this prospectus, we believe we can qualify our shares for listing on the Nasdaq SmallCap Market. If we succeed, our shares will not be subject to the penny stock rules.

Holders of these securities are subject to the risk that they may be unable to liquidate their investment

      Because there is no public market for our shares or bonds, holders of these securities may be unable to liquidate their investment in the event of emergency or for any other reason.

      These   securities   may  not  be  acceptable  as  collateral  for  loans.
Consequently, you must consider the shares and bonds to be a long-term investment.

      If we fail to arrange for public trading of the shares, or sell the Murdock Group for cash or merge with a nonpublic company, your investment may be illiquid indefinitely.

      While we do not currently meet the requirements to have our shares listed on the Nasdaq SmallCap Market, we hope to qualify if we can sell approximately 2,000,000 shares.

      If we fail to meet these standards, we plan to apply for a listing of our shares on the NASD OTC Bulletin Board. Until any listing, we believe we can arrange with an NASD broker-dealer to provide a matching service for persons wishing to buy or sell shares when this offering has ended.

      Persons interested in buying or selling our shares would provide a participating broker-dealer with information about the number of shares and desired price, and the broker-dealer would notify both sides if and when there was a match and would assist in closing the transaction.

      At present, however, there is no agreement between us and a registered securities broker-dealer. If we are unable to arrange for some type of market for exchange of the shares, shareholders will be subject to the risk that they cannot easily sell their shares.

      Even if we are successful in arranging a trading market for the shares, shareholders are subject to the risk that the trading price may be substantially less than the price paid for the shares.

      The price of the shares after the completion of this offering can vary due to general economic conditions and forecasts, our general business condition, the release of our financial reports, and sales of shares that were outstanding prior to this offering.
See "The Shares."

Earlier investors might sell shares, possibly reducing the trading price

      Whenever any shares are sold, it could cause the price of your shares to keep from rising, or to go down.

      As of September 30, 1998, 10,488,740 shares were outstanding. We sold these shares in private transactions relying on exemptions from registration under the Securities Act. We repurchased 2,000,000 of these shares and hold them in our treasury.

      These shares are all "restricted securities" within the meaning of Rule 144 adopted under the Securities Act of 1933, and can be resold only after registration, or compliance with this rule or another exemption from registration. Rule 144 permits the sale of these restricted shares, but only if all the following qualifications are met:

      They have been held for at least 1 year;

      They are sold a little at a time, no more than the greater of 1% of the number of shares outstanding, or the average weekly trading volume of the shares during the 4 weeks preceding the sale, within a 3 month period;

      We have made current information about the Murdock Group publicly available;

      The shares are sold through a broker-dealer; and

      The seller files Form 144 with the Securities and Exchange Commission if more than 500 shares or $10,000 of shares are sold.

      Rule 144 has many other provisions, and we suggest that you discuss it with your attorney if you have any questions.

      The  1-year   holding  period  has  expired  for  most  of  the  currently outstanding shares, and the owners of these shares could begin selling immediately, potentially depressing the market price. See "The Shares."

We may be unsuccessful in our attempts to list our shares for public trading

      If our shares are not accepted for trading on a public exchange, they may be worth substantially less and you will have a more difficult time selling them.

      There has been no public market for the shares prior to this offering, and we have not yet applied to list our shares for trading on the Nasdaq SmallCap Market because we do not yet meet any of the listing requirements set forth below.

      Although we expect to apply for listing of the shares on the Nasdaq SmallCap Market at the conclusion of this offering, there can be no assurance that we will be able to qualify for this listing or that an active public market for our shares will develop or be sustained.

      Listing standards include, with other requirements, the following:

      $4,000,000 in net tangible assets;

      A public float of 1,000,000 shares, with a minimum market value of $5,000,000; and

      A number of qualitative corporate governance requirements.

      Because of our current debt, we must sell approximately 2,000,000 shares to meet the net tangible asset requirement.

      If the Murdock Group fails to be listed on, or maintain qualification for its shares to trade on the Nasdaq SmallCap Market, the shares could be subject to certain rules of the Securities and Exchange Commission relating to "penny stocks."

      These rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability of purchasers and broker-dealers to sell the stock in the open market.

      Nasdaq has reserved for us the ticker symbol "JOBS." This reservation will expire on April 6, 1999, unless we are successful in listing our shares by that date.

Even if listed on the smallcap market, our shares may be delisted

      Even if our shares initially qualify for trading on the Nasdaq SmallCap Market, we may not be able to maintain certain minimum requirements for continued listing.

      Continued   inclusion   requires  that  we  meet  the  following   minimum
requirements:

      $2,000,000 in net tangible assets, a $35,000,000 market capitalization, or net income of $500,000 in two of the three prior years;

      500,000 shares in the public float valued at $1,000,000 or more;

      Two active market makers for the shares;

      At least 300 shareholders; and

      Other qualitative requirements.

      If we are unable to meet Nasdaq's maintenance requirements, our shares may be delisted from Nasdaq. If so, we would seek to conduct trading in the over-the-counter markets in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board."

      As a result, the liquidity of the shares could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reductions in security analysts' and the news media's coverage of the Murdock Group, and lower prices for our securities than might otherwise be reached.

      Shareholders are subject to the risk that the value of shares may never equal the price they have paid for them.

The trading price of our shares may be highly volatile

      If our operating results are poor, or below the expectations of public market analysts and investors, it is probable that the price of the shares will decline.

      The stock market has recently experienced significant price and volume fluctuations. These have affected the market prices of stocks of many companies, and have often been unrelated to the operating performance of these companies. General market fluctuations may also adversely affect the market price of our shares.

      Our shares may well fall below the initial public offering price.

      Factors such as quarterly fluctuations in financial results, announcements of new products and services by us or our competitors, and changes in financial estimates by securities analysts, may cause the market price of our shares to fluctuate, perhaps substantially.

We may not be able to repay the bonds

      We must retire the bonds, together with interest compounded annually at 15%, 4 years from the date of sale. This will create an additional liability on our balance sheet and impose a burden on our cash flow as the maturity date nears.

      Since we are not establishing a sinking fund to finance repayment of the bonds, it is possible that we will not have enough income, or the ability to raise or borrow enough money, to repay the principal and interest as the bonds become due.

No trading market will exist for our bonds

      We will not seek to list the bonds for trading in any public market. Bonds are an illiquid investment which you must hold for 4 years, receiving no interest or principal until the maturity date.

                          Information Available to You

      You can obtain a copy of the full securities registration statement on Form SB-2, of which this prospectus is a part, at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

      This information is also available on the Commission's World Wide Web site at www.sec.gov.

      You may also request these documents, free of charge, from us at our headquarters located at 5295 South Commerce Drive, Salt Lake City, Utah 84107. Our telephone number is (801) 268-3232, our fax number is (801) 268-3289, and our web site address is www.themurdockgroup.com.

      Although we do not currently file reports with the Securities and Exchange Commission, once this offering is concluded the Securities Exchange Act of 1934 requires us to file reports, proxy statements and other information with the Securities and Exchange Commission at least quarterly.

      We will send purchasers of our shares and bonds an annual report containing audited financial statements approximately five months after the close of each fiscal year.

      All our SEC reports will be available on our web site. This information is also available to you at the Commission's reference library and web site, and at our offices. We are changing rapidly and the information in this prospectus will soon be out of date.

      If we succeed in listing our shares for trading on the Nasdaq SmallCap Market, you can inspect and copy the reports, proxy and information statements and other information which we may file at the public reference facilities maintained by the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

                                   Management

      The table below provides the names, ages, and current positions of our officers and directors. Brief biographies are set forth for each.

Name                     Age  Company Office                Board of Directors
----                     ---  --------------                ------------------
KC Holmes                31   Chief Executive Officer       Director
Heather J. Stone         29   President, Secretary          Chairman of the Board, Director
Richard O. Flack         54   VP of Operations
Chris L. Kenney          36   General Manager, SLC Office
Christopher E. Leonard   25   Chief Info. Systems Officer
Brad L. Stewart          41   Financial Officer*
Stanford S. Smith        54   In-House General Counsel


Directors

      Our current directors are:

      KC Thane Holmes, Director, Chief Executive Officer, age 31. Mr. Holmes received a B.A. degree from Brigham Young University in Psychology with a minor in Business and Accounting in 1992.

      Prior to founding  Envision  Career  Services,  L.L.C.  and  acquiring The
Murdock Group in 1996, he served as a technical sales representative for Provider Solutions, an Elk Ridge, Utah based software developer from 1995 to 1996, and an account executive and technical engineer for Ameritech Library Services of Provo, Utah, a creator of custom software for America's largest libraries, from 1991 to 1995.

      He is an owner of Open Seas Trading Company, a marketing business, a former owner of a Provo-based real estate investment firm, and a former owner of Classic Coupons, a Provo-based coupon business. He is a licensed real estate agent and certified Oracle Database Developer.

      Heather J. Stone, Director, President, age 29. Ms. Stone received an M.B.A. from the University of Phoenix with a focus on marketing and strategic planning in 1992, and a B.A. in English from Brigham Young University in 1990.

      She served as Director of Product Management for ViewSoft, Inc., a Provo-based software firm, from 1994 to 1996, and a Product Line Manager for Novell, Inc., a networking software firm, for several years. She was a technical writer for Clyde Digital Systems (RAXCO), an Orem, Utah-based software company, from 1987 to 1991. She has contributed articles to technical journals and won several writing awards.

      Mr. Holmes and Ms. Stone are brother and sister.

      We plan to add additional members to our Board of Directors to meet the Nasdaq SmallCap Market requirement for two outside directors. We are working to obtain insurance coverage for our directors and officers, and will add these directors when coverage is available. Directors are elected annually.

Executive officers

      The backgrounds of our CEO, KC Holmes, and our President, Heather Stone, appear in "Directors" above. Additional officers include the following:

      O. Richard Flack, Vice President of Operations, age 54. Prior to joining The Murdock Group, Mr. Flack received a B.A. in Marketing in 1966 from the University of Utah, and served as General Manager of Valley Fair Mall from 1968 to 1997. He served as the president of the West Valley Area Chamber of Commerce. Mr. Flack joined The Murdock Group in June, 1997, after going through The Murdock Group program as a client.

      Chris L. Kenney, General Manager of Salt Lake City Office, age 36. Mr. Kenney earned degrees in Data Processing from Utah Technical College in 1984, and Information Management from Brigham Young University in 1987. He managed operations in customer support and third-party sales for Clyde Digital Systems from 1987 to 1990, in sales for Fresh Technology Group from 1990 to 1991, in product management for Raxco/Axent Technologies from 1993 to 1995, and in product line management and network engineering for Ameritech Library Services from 1995 to 1998.

      Brad L. Stewart, Financial Officer, age 41. From 1996 to 1998 he served as Executive Vice President and Chief Operating Officer of Marker International, a public company. He directed Marker's initial public offering and a secondary offering while serving as its Vice President and Chief Financial Officer from 1991 to 1996. From 1986 to 1991 he was a manager of the audit department in the Phoenix, Arizona office of Arthur Andersen, after serving as a senior accountant in its Atlanta, Georgia office from 1983 to 1986. He received a B.S. in accounting from Brigham Young University in 1983. Mr. Stewart began work at the Murdock Group on October 16, 1998, and will assume the responsibility of the Murdock Group's principal financial officer on February 1, 1999.

      Christopher E. Leonard, Chief Information Systems Officer, age 25. Mr. Leonard received a B.S. in English with a minor in Philosophy from the University of Puget Sound in Tacoma, Washington in 1995. He co-founded Coastlink Corporation, a corporate Internet Service Provider in Salt Lake City, Utah, in 1996. Later that year he began Coastlink Consulting, a network consulting company. He specializes in the use of technology to gather, organize, store and distribute all types of information.

      Stanford S. Smith, In-house General Counsel, age 54. Mr. Smith obtained his J.D. degree from the University of Utah College of Law in 1971, and has practiced corporate law in the Salt Lake City, Utah area since that time, with an emphasis in the legal issues related to high-growth companies. He has served as a lecturer in strategic planning for the international consulting firms Shipley Associates and James A. Bent & Associates. Mr. Smith is a former member of the Utah House of Representatives, and a former adjunct professor of business law at the University of Utah College of Business.

Executive compensation

      Our Chief Executive Officer, KC Holmes, and our President, Heather Stone, each received total compensation of $72,000 during our last fiscal year, which ended on December 31, 1997. No officer or director received compensation in excess of $100,000 during 1997.

      We have not paid bonuses or granted perquisites to our executive officers. Brad Stewart is the only employee who has been granted stock options. All our employees, including the officers and directors, receive medical, dental, and disability insurance paid by the Murdock Group.

Director compensation

      Our Board of Directors consists of two members, KC Holmes and Heather Stone, who serve without special compensation. During the next 90 days we plan to add two outside directors, and one officer, to our Board. We plan to hold board meetings quarterly, paying outside directors approximately $2,500 per meeting.

Standing committees of directors

      After we have added two outside directors to the Board, we plan to establish an Audit Committee and Compensation Committee, each to be composed of one inside director and two outside directors.

      The Audit Committee will make annual recommendations to the Board of Directors respecting the appointment of our independent public accountants, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants.

      It will also review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies, review the adequacy of our financial organization and review management's procedures and policies relative to the adequacy of our internal accounting controls.

      The Compensation Committee will review and approve annual salary and bonus ranges for all executive officers, and recommend to the Board of Directors the terms and conditions of employee benefit plans.

Related party transactions

      KC Holmes, a director and officer of the Murdock Group, owed the Murdock Group $9,440, $66,358 and $240,286 as of December 31, 1996 and 1997, and
September 30, 1998, respectively. This open loan bears interest at 8%, has no maturity date, and is based on an oral agreement. We have provided an allowance for these receivable amounts.

      Heather Stone, a director and officer of the Murdock Group, owed the Murdock Group $0, $19,737 and $91,208 as of December 31, 1996 and 1997 and September 30, 1998, respectively. This open loan bears interest at 8%, has no maturity date, and is based on an oral agreement. We have provided an allowance for these receivable amounts.

      During the nine months ended September 30, 1998, we borrowed $70,000 from Scott Holmes, a brother to both KC Holmes and Heather Stone, who are directors and officers of the Murdock Group. In addition, during the nine months ended September 30, 1998, the Company advanced Scott Holmes $75,000. Both amounts were outstanding at September 30, 1998, and bear interest at approximately 18%.

      We regularly purchase computer hardware, software, and services from Coastlink Consulting, which is a sole proprietorship registered in the State of Utah. The owner of Coastlink Consulting is Chris Leonard who is also an officer and employee of the Murdock Group.

      The amounts paid to Coastlink Consulting for the years ended December 31, 1996, December 31, 1997 and for the nine months ended September 30, 1998, were $0, $68,495 and $7,102, respectively.

      We have a consulting agreement with an owner of The Pinebrook Group, which is a sole proprietorship registered in the State of Utah. The owner of Pinebrook is Martin Collins, who was also a shareholder in The Murdock Group Career Satisfaction Corporation, until the Murdock Group repurchased all of the shares owned by Mr. Collins.

      As part of the agreement Mr. Collins is allowed to borrow approximately $10,000 per month from the Company at 6% interest. The amounts outstanding for the periods December 31, 1996, December 31, 1997 and September 30, 1998 were $0, $0, and $79,299. The balance will be repaid by Mr. Collins based on the future profitability of the Pinebrook Group.

      Interest paid to related parties for the years ended December 31, 1996 and 1997, and for the nine months ended September 30, 1998 was approximately $3,521, $23,670 and $50,564, respectively.

      We have a revolving line of credit with interest at a rate of 10% annually calculated on month end outstanding balances, with Open Seas Trading Company, a Utah corporation.

      Open Seas is owned 38% by KC Holmes who is a director and officer of the Murdock Group. As of December 31, 1996, December 31, 1997 and September 30, 1998 Open Seas owed the Murdock Group $0, $28,846, and $298,024. Open Seas repaid all outstanding amounts in October, 1998.

Principal shareholders

      The following table shows certain information known to us regarding the beneficial ownership of the shares as of September 30, 1998. It illustrates share ownership as adjusted to reflect the sale of the shares being offered for the following:

      Each Shareholder we know to own beneficially 5% or more of the outstanding shares;

      Each director; and

      All directors and executive officers as a group.

      We believe that these beneficial owners, based on information they have furnished, have sole investment and voting power with respect to their shares, subject to community property laws where applicable.

Indemnification of officers and directors

      As allowed by the Utah Business Corporations Act, our bylaws provide that the liability of the officers and directors of the Murdock Group for monetary damages shall be eliminated to the fullest extent permissible under Utah law.

 Directors, Executive               Shares Owned         Percentage of      Shares Owned        Percentage of Shares
Officers, and Owners of            Before Offering       Shares Before    After Offering (3)   After the Offering (4)
  5% or More of the                                     the Offering (2)
     Shares (1)

KC Holmes*                            3,038,842               35.80%         2,963,842               26.97%
Heather Stone*                        3,038,842               35.80%         2,963,842               26.97%
Richard Flack                            12,000                0.14%            12,000                0.11%
Chris Kenney                              5,000                0.06%             5,000                0.05%
Christopher Leonard                      12,800                0.15%            12,800                0.12%
Lance Heaton                            300,000                3.53%           300,000                2.73%
Brad Stewart*                            84,000                 .99%            70,000                 .64%
Stanford S. Smith*                      612,718                7.22%           595,218                5.42%
                                        -------                -----           -------                -----
All Directors and Officers
as a Group                            7,104,202               83.69%         6,922,702               63.01%

      *Selling Shareholders


      We did this to eliminate the personal liability of an officer or director for monetary damages in an action brought by or in the right of the Murdock Group for breach of duty to the Murdock Group or its shareholders.

      It does not, however, indemnify directors for intentional wrongdoing. This provision does not limit or eliminate our rights or the rights of any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

      We understand that the Securities and Exchange Commission takes the position that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act of 1933, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

      This limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission. We are now working to obtain directors' and officers' liability insurance. When this is in place, we will add two outside directors.

Legal proceedings


      We are not aware of any legal proceedings within the last 5 years against any director, officer, significant employee, or candidate for any of these positions, which involve a petition under the Bankruptcy Act or any State insolvency law or of any receiver, fiscal agent or similar officer appointed by a court:

      For the business or property of any of these people or any partnership in which any of them was general partner or within 2 years before the time of this kind of filing, or

      For any corporation or business association for which any of them served as an executive officer within 2 years before the time of this kind of filing.

      Nor are we aware of any of any officer or director being convicted in a criminal proceeding.

                                   The Shares

Shares

      The authorized capital stock of the Murdock Group consists of 100,000,000 shares class A common stock at no par value. Our Articles of Incorporation also authorize us to issue 100,000,000 shares of class B non-voting common stock, but we have not issued any of these shares.

      As of September 30, 1998, we had 30 shareholders, holding a total of 8,488,740 shares. The Class A shares have the following characteristics:

      Holders are entitled to one vote per share on all matters submitted to a vote of our shareholders and may not cumulate votes for the election of directors.

      Holders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available for this purpose.

      Upon liquidation of the Murdock Group, holders are entitled to share proportionately in any assets available for distribution to shareholders after payment of all Murdock Group obligations, including the bonds.

      Holders have no preemptive rights, i.e., the first rights to acquire any additional shares issued by the Murdock Group, and have no rights to convert their shares into any other securities.

      All shares now outstanding are fully paid for and nonassessable.

      Shares are not redeemable.

Determination of offering price

      Prior to this offering there has been no market for our shares. The offering price has been determined by our Board of Directors based upon its estimate of future earnings prospects, and not upon any determination of current value. See "Plan of Distribution."

Dilution

      On the date of this prospectus, we had a net tangible book value of a negative $4,855,069, or a negative .57 per share. The book value per share is equal to a company's total assets, less its total liabilities, divided by its total number of shares of shares outstanding.

      If we sell all 2,500,000 shares we are offering, our net tangible book value at the conclusion of the offering will be approximately $6,194,976, or $.56 per share. This represents an immediate increase in book value of $1.13 per share to existing shareholders and an immediate dilution of $4.44 per share to new investors purchasing shares in this offering.

      The following tables illustrates the per share dilution in net tangible book value per share to new investors and other information about the shares:

Initial  offering  price per share                $ 5.00
Net  tangible  book value before
offering                                      (4,855,069)
Net tangible book value per share
before the offering$                                (.57)
Increase in net tangible book value
per share attributable to the cash
payment by new  investors                    $11,050,000
Net tangible  book value per share
after offering                                      $.56
Dilution per share to new investors                $4.44

                                                 New            Current
                                              Investors       Shareholders
Number of shares
purchased                                      2,500,000       8,448,740
Percentage of total
shares purchased                                   22.75%          77.25%
Total consideration
paid                                         $12,500,000      $1,012,830
Percentage of total
consideration paid                                  92.5%            7.5%
Average price per
share paid                                         $5.00           $0.12

Trading market

      The shares are not currently listed for trading on any exchange. If we sell at least 2,000,000 of the shares offered by this prospectus, we will apply to list our shares for trading on the Nasdaq SmallCap Market at the conclusion of this offering, but we cannot guarantee that our application will be approved.

      If we fail to meet Nasdaq's standards, we plan to apply for a listing of our shares on the NASD OTC Bulletin Board. Our proposed trading symbol is "JOBS."

Selling shareholders

      Four of our current shareholders are offering 181,500 of their own shares for sale as part of this offering. If all of these shares are sold, these officers will receive $907,500, less a proportionate share of sales commissions and offering expenses.

      We will sell these shares along with the Murdock Group's shares, at the rate of 68 selling shareholder's shares for each 1,000 Murdock Group shares, calculated monthly. When 1,000,000 Murdock Group shares have been sold, we will sell all unsold shares of selling shareholders before the sale of Murdock Group shares recommences.

Shares eligible for future resale

      Upon completion of this offering, assuming the sale of all shares, we will have outstanding 10,988,740 shares.

      Of these shares, the 2,681,500 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. Any shares owned by an "affiliate" of the Murdock Group will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

      In general, under Rule 144 a person who has beneficially owned shares for at least one year, including "affiliates" as that term is defined under the Securities Act, is entitled to sell, within any 3-month period, a number of shares that does not exceed the greater of the following:

      One percent (1%) of the then outstanding shares of the shares, or

      The average weekly trading volume in the shares during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission.

      Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of certain current public information about the company.

      A person who is not deemed to have been an "affiliate" of the company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144(k) without regard to these limitations.

      The postoffering fair value of our shares, whether or not any secondary trading market develops, is variable and may be impacted by the business and financial condition of the Murdock Group, as well as factors beyond our control.

      Sales of substantial amounts of shares in any public market could cause lower market prices and even make it difficult for us to raise capital through a future offering of equity securities.

Stock options

      As of September 30, 1998, options to acquire our shares were held by five individuals and trusts.

      Martin Collins, a former employee and founder of the Murdock Group, has an option to acquire 800,000 shares. He may acquire these shares at a discount of 15% during 1999.

      Reta Fawson, B&S Family Trust, and Argentum Family Trust, none of which are affiliated with us, purchased our convertible bonds for an aggregate price of $240,000 in May of 1998. This gave them the option of acquiring shares at a discount of 20% from the public offering price if our shares were registered with the SEC, but only during the offering period.

      During a 6-month period following the listing of such shares on a public exchange, these bonds may be converted to shares at a discount of 20% from the average share trading price during the 30-day period prior to exercise of the option.

       During the period from 7 to 18 months after the listing date, these bonds may be converted to shares at a discount of 10% similarly calculated.

      Brad Stewart, a Financial Officer, has an option to acquire 100,000 shares at $5 per share, vesting at the rate of 25,000 per year for four years.

Transfer agent and registrar

      The transfer agent and registrar for our shares is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, phone (801) 272-9294, fax (801) 277-3147.

                                   The Bonds

Bond characteristics

      We are offering $3,000,000 in Murdock Group bonds to be sold in increments of $1,000, with a minimum investment of $1,000. The bonds have a 4-year term, and will bear interest at 15% per annum compounded annually and paid with the principal at maturity.

      We may prepay and retire the bonds at any time upon 30-day's written notice to a bond holder. All principal and accrued interest with respect to a called bond must be paid within 15 days of the call date.

      Payment of the principal and interest on the bonds is secured solely by our assets. We will not establish a sinking fund for retirement of the bonds. A sinking fund is an accumulating pool of capital intended to repay bond principal and interest.

      Bondholders will be dependent upon our ability to generate income, or otherwise obtain sufficient capital, to pay the principal and interest of the bonds at the time of maturity.

      No master indenture has been adopted in connection with the bonds and no trustee has been appointed to protect the rights of bondholders.

      If we default upon payment to any bondholder, such holder must proceed individually, or join with other unpaid bondholders, to collect any damages from us. We have not obligated ourselves to cover the expenses of such collection efforts.

      We will not seek to list the bonds for trading in any public market. Bonds are an illiquid investment which you must hold for 4 years, receiving no interest or principal until the maturity date.

      We will not pay any dividends to our shareholders until all these bonds have been retired. We will act as registrar for the bonds.

Rights in liquidation

      There are no voting rights associated with the bonds. If you purchase bonds, you will be a general unsecured creditor, not an owner, of the Murdock Group.

      In the event we dissolve, our creditors, including the bondholders, must be fully paid before any liquidating distributions are made to Shareholders.

                              Plan Of Distribution

Offering of securities

      We are offering the shares and bonds at the offering price set forth on the cover page of this prospectus, with a minimum investment of $1,000 required for either shares or bonds.

      We plan to seek the support of NASD member firms which are recognized market makers with the intention of obtaining their assistance in the creation of a viable market in the shares for the benefit of our shareholders.

      Our Board of Directors has arbitrarily set the price at which the shares are offered. The price has no relationship to our book value per share, our current earnings, or other generally accepted measurements of value.

Agreements with broker-dealers

      We plan to enter agreements with registered securities broker-dealers, in which they will agree to use their best efforts to sell our shares and bonds in exchange for a cash sales commission of 10% of the proceeds they raise.

      We will agree to indemnify these firms against liabilities incurred as a result of any untrue statement of a material fact contained in the prospectus, or as a result of the omission of a material fact necessary in order to make the statements in the prospectus, in light of the circumstances, not misleading.

      In  the  opinion  of  the   Securities   and  Exchange   Commission   such
indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      Based on the number of unsold shares and bonds, we will periodically allocate our securities among these participating broker-dealers.

      There are no plans, proposals, arrangements or understandings with any potential sales agent, other than our officers, with respect to participating in the distribution of our securities. If such participation develops in the future, we will amend this prospectus to identify such persons.

No stabilizing transactions

      We have not engaged anyone to stabilize, maintain or otherwise affect the price of shares including generating stabilizing bids.

      In general, purchasing shares for the purposes of stabilization or to reduce a short position could cause the share price to be higher than it might be if no such purchases were made. In the absence of transactions that stabilize the price, our share price could be hurt by market conditions.

Sales by our officers

      As shown on the following table, some of our officers will also sell shares and bonds. These officers are KC Holmes, Heather Stone, Lance Heaton, and Randy Burnham.

      They believe they qualify to participate in the marketing of our shares and bonds under the terms of Rule 3a4-1 (a) of the Securities Exchange Act of 1934 because they-

      Are not subject to any statutory disqualification;

Name                                   No. of Shares   Proceeds of Sale   % of Shares Owned After
                                        to be Sold                         Completion of Offering
KC Holmes, CEO                             75,000          $375,000             26.97%
Heather Stone, President                   75,000          $375,000             26.97%
Brad Stewart, Financial Officer            14,000          $ 70,000               .64%
Stanford Smith, General Counsel            17,500          $ 87,500              5.42%
                                         --------          --------           --------
 Total                                    181,500          $907,500             60.0%

      Will not be compensated for sales services;

      Are not associated persons of broker dealers;

      Perform substantial duties for the issuer otherwise than in connection with securities transactions;

      Were not associated with a broker or dealer within the 12-month period prior to this offering; and

      Will not participate in selling a securities offering for any issuer more than once every 12 months.

Shares to be sold by shareholders

      As shown in the table above, four of our current shareholders are selling a total of 181,500 shares for their own account, representing 6.8% of the total shares to be sold in this offering.

      The Murdock Group will not receive any proceeds from the sale of their shares. KC Holmes, CEO, will sell 75,000 shares; Heather Stone, President and Chairman of the Board, 75,000, Brad Stewart, Financial Officer, 14,000; and Stanford Smith, In-house General Counsel, 17,500.

      We will sell these shares along with the Murdock Group's shares, at the rate of 68 selling shareholder's shares for each 1,000 Murdock Group shares, calculated monthly. When 1,000,000 Murdock Group shares have been sold, we will sell all unsold shares of selling shareholders before the sale of Murdock Group shares recommences.

      We will sell shares of selling shareholders only in the manner the Murdock Group's shares will be sold as described in this offering. They will not be sold through any specially negotiated transactions, block sales, or other means.

Offering period

      The offering will continue until subscriptions for all shares and bonds are received, until 9 months from the effective date of the offering, or until we terminate the offering, whichever event first occurs.

Indemnification of officers, directors, and selling agents

      Our bylaws provide that we shall indemnify any officer, director or former officer or director, to the full extent permitted by law.

How to subscribe

      Please mail your check or money order payable only to "The Murdock Group," together with a completed subscription agreement, directly to us at 5295 South Commerce Drive, Suite 300, Salt Lake City, Utah 84107, attention: share purchase.

      We will deposit the proceeds from the sale of shares and bonds to our bank account by noon of the business day following receipt.

      We reserve the right to reject any subscription in whole or in part, or to accept subscriptions in any order, for any or no reason. If we accept your subscription, we will mail you your share or bond certificate within 30 days of the day we receive your subscription.

                                     Experts

      The audited consolidated balance sheets of The Murdock Group Career Satisfaction Corporation and Envision Career Services, L.L.C. as of September 30, 1998, and December 31, 1997 and 1996, and the related statements of operations, stockholders' deficit and cash flows for each of these years, included in this prospectus, have been included herein in reliance on the report of David T. Thomson, P.C., independent certified public accountant, given on the authority of that firm as experts in accounting and auditing.

      All legal matters in connection with this prospectus have been passed upon by Stanford Smith, a shareholder and our in-house General Counsel.

                               The Murdock Group
                        Career Satisfaction Corporation

                              Financial Statements

             September 30, 1998 and September 30, 1997 (unaudited)

                                      and

                           December 31, 1997 and 1996

                                      with

                          Independent Auditor's Report



                               Table or Contents

Independent Auditor's Report..................................................35
Consolidated Balance Sheets................................................36-37
Consolidated Statements of Operations.........................................38
Consolidated Statement of Stockholders' Equity................................39
Consolidated Statements of Cash Flows.........................................40
Notes to Consolidated Financial Statements.................................41-59

                          Independent Auditor's Report


Board of Directors
The Murdock Group Career Satisfaction Corporation

I have audited the consolidated balance sheets of The Murdock Group Career Satisfaction Corporation as of September 30, 1998 and December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1998, for the year ended December 31, 1997 and from inception (August 5, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Murdock Group Career Satisfaction Corporation, as of September 30, 1998, and December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the periods indicated, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has experienced a consolidated net loss of $3,782,106 for the nine month period ended September 30, 1998 and has incurred substantial net losses since its inception. At September 30, 1998 and December 31, 1997, current liabilities exceed current assets by $3,669,405 and $1,140,334 respectively, and total liabilities exceed total assets by $4,797,473 and $1,868,152, respectively. These factors, and the others discussed in Note 8, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

David T. Thomson, P.C.

Salt Lake City, Utah

December 28, 1998

                                THE MURDOCK GROUP
                         CAREER SATISFACTION CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                As of May 31, 1998 and December 31, 1997 and 1996

                                     ASSETS
                                                                     September 30
                                                                          1998            1997          1996
                                                                    --------------- --------------- ---------------

CURRENT ASSETS
     Cash and cash equivalents                                      $     1,968     $    1,604      $   5,994
     Current portion of contracts receivable - Note 3                   557,678        381,955         25,768
     Current portion of contracts receivable - related parties            5,423          5,273           --
     Prepaid expenses and other                                          72,414         23,402          6,929
     Current portion of amounts due from related parties - Note 9       449,949          1,800           --
     Deferred offering costs                                             94,658           --             --
                                                                    --------------- --------------- ---------------

               Total current assets                                   1,182,090        414,034         38,691
                                                                    --------------- --------------- ---------------

PROPERTY AND EQUIPMENT, at cost
     Computer equipment                                                 168,823         83,291          1,240
     Equipment, furniture and fixtures                                  195,088         88,915          9,815
     Leasehold improvements and other                                    69,274          4,195          2,035
     Property and equipment held under capital leases                   346,858        259,642          5,521
                                                                    --------------- --------------- ---------------
                                                                        780,043        436,043         18,611
     Less: accumulated depreciation and amortization                   (120,030)       (39,875)          (859)
                                                                    --------------- --------------- ---------------
               Total property and equipment, net                        660,013        396,168         17,752
                                                                    --------------- --------------- ---------------
OTHER ASSETS
     Contracts receivable - less current portion - Note 3               250,378        427,917         35,677
     Contracts receivable - related party - less current portion          3,267          7,033          2,245
     Intangible assets, net - Note 2                                     57,596         59,294         65,278
     Deposits and other assets                                          247,670         36,618          5,030
     Investments and other assets                                        25,000         25,000           --
     Amounts due from related parties, net - Note 9                       1,834         28,846          9,440
                                                                    --------------- --------------- ---------------
               Total Other Assets                                       585,745        586,708        117,670
                                                                    --------------- --------------- ---------------
TOTAL ASSETS                                                        $ 2,427,848     $1,396,910      $ 174,113
                                                                    =============== =============== ===============

              The      accompanying   notes  are  an  integral   part  of  these
                       consolidated financial statements.

                                THE MURDOCK GROUP
                         CAREER SATISFACTION CORPORATION

                           CONSOLIDATED BALANCE SHEETS

       As of September 30, 1998 (Unaudited) and December 31, 1997 and 1996

                    LIABILITIES AND STOCKHOLDER'S EQUITY
                                                                              September 30,
                                                                                  1998           1997            1996
                                                                             --------------- --------------  --------------

CURRENT LIABILITIES
     Accounts payable                                                        $  342,708     $  249,346         23,977
     Accrued payroll costs and wages payable                                    161,828        201,620          7,497
     Short-term debt - Note 15                                                2,710,000        113,000        130,353
     Short-term debt - related parties - Note 16                                282,500        128,571         64,326
     Current portion of long-term debt - Note 17                                595,562         18,307           --
     Current portion of long-term debt - related parties - Note 18              270,600           --             --
     Current portion of obligation under capital leases - Note 7                 90,681         59,066          4,559
     Other accrued liabilities                                                  150,442         40,144          6,135
     Unearned revenue - Note 2                                                  247,174        744,314         77,046
                                                                            --------------- --------------  --------------
          Total current liabilities                                           4,851,495      1,554,368        313,893
                                                                            --------------- --------------  --------------
LONG-TERM LIABILITIES
     Long-term debt - Note 17                                                 1,751,832      1,563,420           --
     Long-term debt-related parties - Note 18                                   118,489           --             --
     Convertible debenture - Note 13                                            240,000           --             --
     Obligations under capital leases - Note 7                                  263,505        147,274           --
                                                                            --------------- --------------  --------------
          Total long-term liabilities                                         2,373,826      1,710,694           --
                                                                            --------------- --------------  --------------


COMMITMENTS AND CONTINGENCIES - Note 6

STOCKHOLDERS'  EQUITY (DEFICIT)
     Common  Stock  - Class  A, no par  value,  100,000,000  shares  authorized;
        8,488,740 (Unaudited),9,880,000 and 9,880,000 shares
        issued and outstanding respectively                                   1,012,830            988            988
     Common Stock - Class B, no par value, no shares issued and
        outstanding                                                                --              --             --
     Treasury Stock Class A-Common 2,000,000 Shares                                 (45)           --             --
     Subscriptios Receivable-Common Stock-Class A                              (160,000)           --             --
     Accumulated Deficit                                                     (5,650,258)    (1,869,140)      (140,768)
                                                                            --------------- --------------  --------------
            Total stockholders' equity (deficit)                             (4,797,473)    (1,868,152)      (139,780)
                                                                            --------------- --------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 2,427,848     $1,396,910      $ 174,113
                                                                            =============== ==============  ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                THE MURDOCK GROUP
                         CAREER SATISFACTION CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

    For the Nine Months Ended September 30, 1998 and 1997, For the Year Ended December 31, 1997, and From August 5, 1996 (Inception) to December 31, 1996

                                                             September 30,
                                                       --------------------------
                                                          1998           1997            1997           1996
                                                       -----------    -----------    -----------    -----------
                                                                      (Unaudited)
SERVICE REVENUES, inclusive of interest charged        $ 2,348,420    $   342,396    $   694,093    $    33,662
     Less:  Contract cancellations                        (646,042)       (47,671)      (101,543)        (3,665)
               Contract discounts                         (274,070)       (32,513)       (40,720)        (2,541)
                                                       -----------    -----------    -----------    -----------
               Total, net                                1,428,308        262,212        551,830         27,456
DIRECT COST OF SERVICES                                  1,454,086        338,798        667,402         46,163
                                                       -----------    -----------    -----------    -----------
               Gross profit (loss)                         (25,778)       (76,586)      (115,572)       (18,707)
                                                       -----------    -----------    -----------    -----------
OPERATING EXPENSES
     Selling, General and administrative                 1,941,480        360,817        704,566         70,810
     New products research and development                 718,701        274,667        556,854         37,904
     Depreciation and amortization                          76,074         17,574         32,796          2,578
                                                       -----------    -----------    -----------    -----------
          Total operating expenses                       2,736,255        653,058      1,294,216        111,292
                                                       -----------    -----------    -----------    -----------
INCOME (LOSS) FROM OPERATIONS                           (2,762,033)      (729,644)    (1,409,788)      (129,999)
                                                       -----------    -----------    -----------    -----------
OTHER INCOME (EXPENSE)
     Interest expense                                     (702,864)      (138,252)      (248,387)        (9,893)
     Interest income                                       102,139           --              126            112
     Non-trade receivables write-off and other, net       (419,348)       (66,836)       (70,323)          --
                                                       -----------    -----------    -----------    -----------
          Total, net                                    (1,020,073)      (205,088)      (318,584)        (9,781)
                                                       -----------    -----------    -----------    -----------
NET INCOME (LOSS)                                      $(3,782,106)   $  (934,732)   $(1,728,372)   $  (139,780)
                                                       ===========    ===========    ===========    ===========
EARNINGS PER SHARE                                     $     (0.41)   $     (0.09)   $     (0.17)   $     (0.01)
                                                       ===========    ===========    ===========    ===========
WEIGHTED AVERAGE CLASS A SHARES                         (9,184,370)     9,880,000      9,880,000      9,880,000
                                                       ===========    ===========    ===========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                THE MURDOCK GROUP
                         CAREER SATISFACTION CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Nine Months Ended September 30, 1998 (Unaudited), For the Year Ended December 31, 1997,
            and From August 5, 1996 (Inception) to December 31, 1996

                                                                      Common Stock - Class A
                                                          ----------------------------------------------
                                                           Number of                   Number of                 Stock
                                                            shares        Amount   shares held in  Amount     Subscription    Amount
                                                          outstanding                  treasury                Receivable   Deficit
                                                          -----------  ----------- -----------  -----------  ----------- -----------
BALANCE, August 5, 1996 (Inception)                                -        $ -             -      $ -             $ -          $ -
* Shares issued to initial stockholders at incorporation   9,880,000        988             -        -               -         (988)
Net loss                                                          -          -              -        -               -     (139,780)
                                                          -----------  ----------- -----------  -----------  ----------- -----------
BALANCE, December 31, 1996                                 9,880,000        988             -        -               -     (140,768)
Net loss                                                          -          -              -        -               -   (1,728,372)
                                                          -----------  ----------- -----------  -----------  ----------- -----------

BALANCE, December 31, 1997                                 9,880,000        988             -        -               -   (1,869,140)
* Shares issued pursuant to offering of promissory
     notes at a value of $.01 per share during
     January 1998                                            150,000      1,500             -        -               -            -
* Cancellation of treasury shares, February 1998 at $.0001
     per share                                               (29,200)        (3)            -        -               -            -
* Shares issued to two individuals for services rendered at
     $.01 per share                                           48,000        200             -        -               -            -
* Cancellation of treasury shares, March 1998 at $.0001
      per share                                              (20,000)        (2)            -        -               -            -
* Shares issued to trusts at $.01 per share                   25,000        250             -        -               -            -
* Cancellation of treasury shares at $.0001
     per share                                               (25,000)        (2)            -        -               -            -
* Issuance of shares in exchange for members
    interest in LLC                                        8,205,800          -             -        -               -            -
* Cancellation of shares received and dissolution
     of LLC                                               (8,205,800)      (821)            -        -               -          988
Repurchase of shares from initial stockholder at $.0001
     per share                                              (800,000)         -       800,000      (80)              -            -
Shares issued to employees as bonus at $.0001
     per share                                                49,500          -       (49,500)       5               -            -
Shares issued to an induvidual at $.0001
     per share                                               300,000    399,000      (300,000)      30               -            -
Shares issued to an individual for cash and subscription
     agreement at $1.33 per share                            375,940    500,000             -        -        (160,000)           -
Shares issued to an individual pursuant to employment
     agreement at $1.33 per share                             84,000          8             -        -               -            -
Shares contributed to treasury by                         (1,549,500)         -     1,549,500        -               -            -
     initial stockholders
Net Loss                                                          -           -             -        -               -   (3,271,394)
                                                          -----------  ----------- -----------  -----------  ----------- -----------
BALANCE, September 30, 1998 (Unaudited)                    8,488,740   $502,118     2,000,000    $ (45)     $ (160,000) $(5,139,546)
                                                         ===========  =========== ===========  ===========  =========== ===========

* After the effect of recapitalization

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                THE MURDOCK GROUP
                         CAREER SATISFACTION CORPORATION

            CONSOLIDATED STATEMENTS OF CASH FLOWS For the Nine Months

        Ended September 30, 1998 and 1997 (Unaudited), For the Year Ended
   December 31, 1997, and From August 5, 1996 (Inception) to December 31, 1996

                                                                        September 30,
                                                                 ------------------------------
                                                                       1998          1997           1997           1996
                                                                    -----------    ---------     -----------     ---------

                                                                                 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                      $(3,271,394)     $ (934,732)  $ (1,728,372)   $ (139,780)
     Adjustments to reconcile net loss to net cash used
          in operating activities
               Nonmonetary stock transactions for expenses and other   521,785               -              -             -
               Depreciation and amortization                            93,376          24,408         45,550         3,581
           Change in operating assets and liabilities
               Contracts receivable                                      1,816        (528,906)      (748,427)     (161,445)
               Contracts receivable - related party                      3,616          (2,695)       (10,061)       (2,245)
               Prepaid expenses and other                              (49,012)         (8,506)       (16,473)       (6,929)
               Amounts due from related parties - current             (448,149)              -         (1,800)            -
               Deferred Offering Costs                                 (94,658)
               Intangible assets                                       (11,523)              -           (550)      (68,000)
               Deposits and other assets                              (209,052)        (24,101)       (33,588)       (5,030)
               Amounts due from related parties                         27,012         (59,475)       (19,406)       (9,440)
               Accounts payable                                         93,362         113,569        225,369        23,977
               Accrued payroll costs and wages                         (39,792)         76,833        194,123         7,497
               Other accrued liabilities                               110,298          19,623         34,009         6,135
               Unearned revenue                                       (497,140)        481,334        667,268        77,046
                                                                    -----------       ---------    -----------     ---------
                    Net cash used in operating activities           (4,289,167)       (842,648)    (1,392,358)     (274,633)
                                                                    -----------       ---------    -----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property and equipment                              (344,000)       (359,968)      (417,432)      (18,611)
     Investments in securities and investment trust                         -          (25,000)       (25,000)           -
                                                                    -----------       ---------    -----------     ---------
                    Net cash used in investing activities             (344,000)       (384,968)      (442,432)      (18,611)
                                                                    -----------       ---------    -----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from debt                                              8,025,978       1,617,271      2,028,402       284,521
     Principle payments on debt                                     (3,732,447)       (345,883)      (198,002)      (85,283)
     Proceeds from sale of stock                                       340,000              -              -             -
                                                                    -----------       ---------    -----------     ---------
                    Net cash provided by financing activities        4,633,531       1,271,388      1,830,400       199,238
                                                                    -----------       ---------    -----------     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                9,364          43,772         (4,390)      (94,006)
CASH AND CASH EQUIVALENTS - BEG OF PERIOD                                1,604           5,994          5,994            -
                                                                    -----------       ---------    -----------     ---------
CASH AND CASH EQUIVALENTS - END OF PERIOD                          $    10,968      $   49,766   $     1,604     $ (94,006)
                                                                    -----------       ---------    -----------     ---------
SUPPLEMENTAL CASH FLOW INFORMATION Cash paid during the year for:
          Interest                                                 $   603,547      $  123,009   $   218,506     $  26,632
                                                                    -----------       ---------    -----------     ---------
          Income taxes                                             $         -      $        -   $         -     $       -
                                                                    -----------       ---------    -----------     ---------
SUPPLEMENTAL DISCLOSURES OF NONCASH
     INVESTING AND FINANCING ACTIVITIES
          Stock issued as compensation                             $   510,925
                                                                    -----------
          Stock issued as debt issue cost                          $     1,500
                                                                    -----------
          Debt exchange for corporate promissory notes             $   150,000
                                                                    -----------


              The accompanying notes are an integral part of these
                              financial statements

                   Notes To Consolidated Financial Statements

Note 1. Nature Of Operations

      The Murdock Group Career Satisfaction Corporation (Company) is a job-search and employment consulting company. The Company is focused to service professionals with five or more years of experience who are dissatisfied with their career direction or current job situation. The Company offers job-search training workshops, consultants and coaches, and access to a job-search resource center. The Company also provides full-service hiring assistance, including training, recruiting, and outplacement to corporations. The Company's main office is located in Salt Lake City, Utah. The Company also has an office in Seattle, Washington. Substantially all of the Company's revenue is from the services described above. At its inception, the Company purchased assets, a copyright, rights to the business name, and miscellaneous intangible assets from an individual operating as a sole proprietorship DBA The Murdock Group.

      Envision Career Services LLC. DBA The Murdock Group (Envision), owned a majority share of the corporation prior to the business combination with the Company and its dissolution. Envision originally conducted the business activities explained above which now continue in the surviving corporate entity.

Note 2. Summary Of Significant Accounting Policies

      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

      Consolidation principles. The accompanying consolidated financial statements include the accounts of the Companies as outlined in the business combination as explained in note 4. Intercompany transactions and balances have been eliminated in consolidation.

      Net income per share. The computation of net income (loss) per share of common stock is based on the weighted average number of shares outstanding during the period presented.

      Revenue Recognition. The Company provides most of its services under various types of contracts for services to be rendered. Revenue for these services is recognized as service is rendered, and the recognition is based on contract type. One year contract revenue is amortized evenly by month over a 12 month period. The portion of revenue that is unrecognized remains as unearned revenue until services have been rendered. A flex contract is amortized evenly by month over a 4-month period, and the unrecognized portion of revenue remains as unearned revenue until it has been earned. Revenue for 60-day guarantee and 90-day guarantee contracts is not recognized until the guarantee is fulfilled. When the guarantee has been fulfilled, the entire portion of revenue is recognized. Prior to fulfillment of the guarantee, it remains as unearned revenue. Unearned revenue for the above contract types is $247,174, $744,314, and $77,046 for the periods ending September 30, 1998, December 31, 1997 and 1996, respectively. Revenue is recognized completely in the month it is earned for those services requiring less than one month to complete. Cash discounts, cancellations, and write-offs are recognized based on certain criteria such as time since last payment made, cancellation requests negotiated and granted, and contract price reduction due to early cash payment.

      Cash and Cash Equivalents. The Company considers highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates market value.

      Property and Equipment. Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the terms of the respective leases or the estimated economic lives of the assets, whichever is shorter. The depreciation and amortization periods are as follows:

       Computer equipment and software             3-5 years
       Office equipment                              5 years
       Art, furniture and fixtures                   7 years
       Leasehold improvements and other              5 years

       Certain art works are artist originals and may or may not be depreciated.

      Upon retirement or other disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts. The resulting gain or loss is reflected in income. Major renewals and betterments are capitalized while minor expenditures for maintenance and repairs are charged to expense as incurred.

      Intangible Assets. Intangible assets consist of the following amounts as of September 30, 1998 and December 31, 1997 and 1996:

                                             1998           1997          1996
                                             ----           ----          ----
Miscellaneous intangibles ............     $ 15,000      $ 15,000      $ 15,000
Copyright ............................       53,000        53,000        53,000
Organization costs ...................          550           550          --
Debt issue costs .....................       11,523          --            --
                                           --------      --------      --------
Total ................................       80,073        68,550        68,000
Less accumulated amortization ........      (22,477)       (9,256)       (2,722)
                                           --------      --------      --------
                                           $ 57,596      $ 59,294      $ 65,278
                                           ========      ========      ========

      Goodwill and organization costs are amortized using the straight-line method over 5 years. The copyright is amortized using the straight-line method over 15 years. Debt issue costs are amortized using the straight-line method over 2 years.

      Accounting for the Impairment of Long-Lived Assets. The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to be Disposed of." SFAS 121 requires that long-lived assets be reviewed for impairment whenever events of changes in circumstances indicate that the book value of the asset may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of the future undiscounted net cash flows of the related assets over the remaining life in measuring whether the assets are recoverable.

      Income Taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to the difference between the corporation reporting income on the cash basis for tax purposes and the reporting of income on the accrual basis of accounting for financial statement purposes. Deferred income taxes represent the future income tax consequence of those timing differences, which will in the future be taxable or deductible when the assets or liabilities are recovered or settled.

      Concentrations of Credit Risk. The Company's financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, contracts receivable, and loans to related parties. In the normal course of business, the Company provides credit terms to its customers. The Company performs on going credit evaluations of its customers and maintains allowances for possible losses, but typically does not require collateral.

      Unaudited and Audited Interim Information. In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal adjustments, necessary to present fairly the results of operations and cash flows for the nine months ended September 30, 1997. The results of operations and cash flows for the nine months ended September 30, 1998 and 1997 should not necessarily be taken as indicative of the results of operations and cash flows for the entire year ending December 31, 1998, and 1997.

      Research and Development Costs. Research and Development costs are expensed as incurred.

      Reclassification. Certain accounts have been reclassified to conform with current presentations.

Note 3. Contracts Receivable - Non Related

      Contracts receivable consists of the following:

                                      September 30,   December 31,  December 31,
CURRENT                                  1998             1997           1996
                                       ---------       ---------       ---------
Contracts Receivable                   $ 685,356       $ 457,732       $  25,768
Write-Off Allowance                     (127,678)        (75,777)           --
                                       ---------       ---------       ---------
         Net                           $ 557,678       $ 381,955       $  25,768
                                       =========       =========       =========
NON CURRENT
Contracts Receivable                   $ 307,700       $ 516,009       $  35,677
Write-Off Allowance                      (57,322)        (88,092)           --
                                       ---------       ---------       ---------
         Net                           $ 250,378       $ 427,917       $  35,677
                                       =========       =========       =========
         TOTAL
Contracts Receivable                   $ 993,056       $ 973,741       $  61,445
Write-Off Allowance                     (185,000)       (163,869)           --
                                       ---------       ---------       ---------
         Net                           $ 808,056       $ 809,872       $  61,445
                                       =========       =========       =========

Note 4. Business Combination

      Effective May 31, 1998, the members of the limited liability company (Envision) exchanged their membership interest for shares of stock in The Murdock Group Career Satisfaction Corporation (Murdock), a Utah Corporation. Envision's members conveyed all of their membership interest to Murdock in exchange for 8,205,800 shares of Murdock stock. As a result of the transaction, Envision's membership interests in Envision were terminated and Envision was dissolved. As a result of the exchange, a majority of Murdock stock was owned by Envision members and they assumed the operating control of the combined entity, Murdock.

      Where the ownership and operating control in the combined entity reside in shareholders of the acquired corporation, generally accepted accounting principles require that Envision be treated as the purchaser for accounting presentation. The business combination of Murdock with Envision was accounted for as a combination of entities under common control, similar to a pooling of interests. No acquired assets or liabilities were adjusted to fair value. Murdock had no operating or material assets or liabilities prior to May 31, 1998, and the financial statements are essentially the historical financial statements of Envision. Envision's equity has been adjusted to reflect the above accounting treatment, therefore, consolidated historical data of Envision from inception has been combined and shown in these financial statements.

Note 5. Investments And Other Assets

      The securities investments held by the Company have been classified as available-for-sale securities. Securities are recorded at fair value and are recorded in the investments and other assets section on the balance sheet. Any change in the fair value of the securities during the periods shown is excluded from earnings and is recorded as a separate component of equity. The Company paid nothing for the securities held and it is believed that the fair value of the securities at the periods shown was also zero, so no change in value has been recorded in the financial statements and there are no unrealized holding gains or losses.

      The Company has a 10% interest in a trust that engages in investing activities. It paid $25,000 for its ownership interest. Investments in companies or entities in which the Company has less than a 20% interest are carried at cost. Dividends received from those companies are included in other income.

Note 6. Noncancelable Operating Leases

      The Company leases office facilities under noncancelable operating leases. Future minimum lease payments under noncancelable operating leases are as follows:

            Calendar Year Ending September 30,
            ----------------------------------
            1998                                                  $   399,068
            1999                                                      493,450
            2000                                                      352,107
            2001                                                      369,982
            2002                                                      386,407
            Thereafter                                                202,885
                                                                   ----------
                                                                   $2,203,899
                                                                   ==========

            Fiscal Year Ending December 31,
            1998                                                  $   361,823
            1999                                                      343,036
            2000                                                      195,960
            2001                                                      208,108
            2002                                                      218,800
            Thereafter                                                 73,960
                                                                   ----------
                                                                   $1,401,687
                                                                   ==========

      Facility rental expense for the periods ending September 30, 1998 December
31,  1997  and  1996  totaled  approximately  $307,761,   $135,146,  and  $7,735
respectively.

Note 7. Capital Leases

      The Company is the lessee of computer software, hardware, and office furniture and fixtures under capital leases. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized (or depreciated) over the lower of their related lease terms or their estimated productive lives. Amortization (or depreciation) of assets under capital leases is included in depreciation expense for September 30, 1998, December 31, 1997 and 1996.

      Following is a summary of property held under capital leases:

                                       September 30,   December 31  December 31,
                                            1998           1997          1996
                                          ---------     ---------     ---------
                                                                     (Unaudited)
Computer equipment                        $  92,617      $140,256  $      5,521
Equipment, furniture and fixtures           205,811        70,956          --
Leasehold improvements and other             48,430        48,430          --
                                          ---------     ---------     ---------

                                            346,858       259,642         5,521
Less: accumulated amortization
     (or depreciation)                      (53,373)      (20,295)         (184)
                                          ---------     ---------     ---------

                                          $ 293,485      $239,347   $     5,337
                                          =========     =========     =========


      Minimum future lease payments under capital leases for each of the next five years and in the aggregate at September 30, 1998 and December 31, 1997 are:

            Fiscal Year Ending December 31,
            1998                                                  $    38,724
            1999                                                      150,618
            2000                                                      128,559
            2001                                                       51,863

            2002                                                  28,321
            Thereafter                                            11,374
                                                              ----------
         Total Minimum Lease Payments                            409,459
         Less:  Executory costs                                        -
                                                              ----------
         Net minimum lease payments                              409,459
         Less:  Amount representing interest                     (55,273)
                                                              ----------
         Present value of net minimum lease payment              354,186
         Less current portion                                    (90,681)
                                                              ----------
         Long-term portion                                    $  263,505
                                                              ==========

         Fiscal year ending December 31,
         -------------------------------
                    1998                                      $   97,938
                    1999                                          70,674
                    2000                                          61,050
                    2001                                          39,106
                    2002                                          28,484
                    2003                                               -
                                                              ----------

         Total minimum lease payments                            297,252
         Less: Executory costs                                         -
                                                              ----------
         Net minimum lease payment                               297,252
         Less:  Amount representing interest                     (90,912)
                                                              ----------
         Present value of net minimum lease payments             206,340
         Less current portion                                    (59,066)
                                                              ----------
         Long-term portion                                     $ 147,274
                                                              ==========

      Interest rates on capitalized leases average 28% to 32% and are imputed based on the lower of Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

Note 8. Going Concern

      The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses since inception. In addition, the Company has used substantial amounts of working capital in its operations. Further, at September 30, 1998 and December 31, 1997, current liabilities exceed current assets by $3,669,405 and $1,140,334 respectively, and total liabilities exceed total assets by $4,797,473 and $1,868,152, respectively.

      In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations.

      Management believes that a major contribution of losses to date were incurred while developing the Company's proprietary job-search technology into a training system that serviced a larger volume of customers. The Company has completed development on the training system and anticipates that it now has a product that can operate profitably. In September 1998, the Company moved 13 employees out of the Salt Lake City office to open an office in Seattle. The additional staff was no longer needed to service the newer, more efficient product. Other offices are planned beginning in the first quarter, 1999.

      The Company intends to allocate administrative costs across multiple locations, thereby reducing the financial impact of the Company's investment to date in infrastructure items such as computer technology and human resources, accounting, and operations staff. Management also anticipates a reduction in cancellations, discounts, and write offs with the new product. Management expects that completion of the public offering described in Note 11 will enable the Company to restructure or pay off the majority of its high-interest debts, thereby reducing monthly interest expense.

      To summarize, management's plan for overcoming losses includes increasing revenues from multiple offices, allocating infrastructure investment across multiple new locations, reducing cancellations, discounts, and write offs, and reducing interest expense.

Note 9. Due From Related Parties

         Amounts due from related parties consists of the following:

                                             September 30,  December 31,    December 31,
                                                 1998           1997           1996
                                              ---------      ---------      ---------
Loans to officers, directors and LLC
members. The loans are unsecured
with interest at 8%                           $ 331,494      $  86,095      $   9,440

Less allowance for uncollectibility
due to personal guarantees on other
Company debts                                  (331,494)       (86,095)          --

Advance due from relative of stockholder,
director, and LLC member, repaid in
October, 1998 (Unaudited)                     $  75,000      $    --        $    --

Loan due from employee at 6% interest,
due July 14, 2000, unsecured                      4,000           --             --

Loan to an affiliated  company through a
revolving line of credit dated November
30, 1996, loans carry interest at 10%,
loan balance is unsecured                       298,024         28,846           --

Loan to employee, repaid in
October, 1998 (Unaudited)                        67,000           --             --

Employee advances, no interest and
unsecured, paid by payroll deductions             7,759          1,800           --
                                              ---------      ---------      ---------

Total                                           451,783         30,646          9,440

Less current portion                           (449,949)        (1,800)          --
                                              ---------      ---------      ---------

Long-term portion                             $   1,834      $  28,846      $   9,440
                                              =========      =========      =========

Note 10. Related Party Transactions

      The Company regularly purchases computer hardware, software, and services from Coastlink Consulting, which is a sole proprietorship registered in the State of Utah. The owner of Coastlink Consulting is also an officer and employee of the Company.

      The Company has a consulting agreement with an owner and employee of The Pinebrook Group, which is a sole proprietorship registered in the State of Utah. The owner employee of Pinebrook was also a shareholder in The Murdock Group Career Satisfaction Corporation until the Company repurchased all of the shares owned by the individual (see note 21).

      Interest paid to related parties for the years ended December 31, 1996 and 1997, and for the nine months ended September 30, 1998 was approximately $3,521, $23,670 and $50,564, respectively.

      Officers, directors and majority shareholders owed the Company $331,494, $86,095, and $9,440 as of September 30, 1998 December 31, 1997 and December 31, 1996, respectively. The Company has provided an allowance for these receivable amounts.

      The Company was indebted to employees $340,000, $0, and $0 as of September 30, 1998, December 31, 1997 and December 31, 1996, respectively, relating to a private placement offering (see note 18), and owed the parents of an employee $49,089 for funds advanced to the Company under a line of credit arrangement as of September 30, 1998.

Note 11. Proposed Public Offering

      The Company is preparing a prospectus for an initial public offering, consisting of the sale of Company shares and the issuance of bonds (repaying principal and 15% interest compounded annually at the end of 4 years). In addition, four of the corporations stockholders are seeking to sell shares. The Company is planning to pay a sales commission on the sale of its shares and its bonds. Direct costs of the offering are estimated to be $200,000. The shares and bonds issued will be those of the corporation remaining after the business combination (See Note 4).

Note 12. Employee Leasing Company

      The Company is not the employer of record for the employees of the Company. The Company uses an employee leasing company named Employers Solutions Group (ESG). ESG is the official employer of record and all benefits are administered on its plans. This includes, but is not limited to, medical and dental insurance, flex days off, 401k plan, cafeteria plan, and all applicable payroll taxes, filings and notifications. ESG bills the Company for the services it provides.

Note 13. Convertible Bonds

      The Company has sold $240,000 of Convertible Bonds, to various trusts pursuant to a Regulation D Offering utilizing a Disclosure Memorandum dated April 29, 1998. The bonds are convertible to Class A common shares of the Company (the "Shares") upon the terms set forth below.

      If and when a public offering of Shares is approved by an appropriate securities regulatory agency, and upon Company receipt of the Bond holders' notice(s) of intent to convert, the Bonds may be converted to Shares at a discount of 20% from the offering price, but only until such date, if any, that the Shares are listed for trading on a public exchange.

      After the Listing Date, and upon Company receipt of a conversion notice from the bondholder(s), the Bond(s) may be converted into Shares only upon the following terms:

      During a 6-month period commencing on the Listing Date, the Bonds may be converted to Shares at a discount of 20% from the average Share trading price during the 30-day period prior to Company receipt of the conversion notice.

      During the period from 7 to 18 months after the Listing Date, the Bonds may be converted to Shares at a discount of 10% from the average Share trading price during the 30-day period prior to Company receipt of the conversion notice.

      The Bonds may be converted to Shares only in increments of $1,000. No fractional Shares will be issued. Converted Bonds will be canceled upon issuance of Shares to the converting Bond holder(s).

      The Bonds are callable by the Company at any time upon 30-day written notice (the "Exercise Period") to the Bond holder(s). During the Exercise Period such Bond holder(s) may elect to convert the Bonds to Shares upon the discount terms set forth above. If the Company does not receive a conversion notice from such Bond holder(s) within the Exercise Period, the Company shall pay to such holders all principal and accrued interest with respect to such Bond(s) within 30 days of the end of the Exercise Period.

      As of the present date, the Company's shares have not been approved for public sale. Accordingly, no conversion notices have been received.

Note 14. Income Taxes

      Income tax provision consists of the following:

         Current income taxes payable                 $        -
         Deferred tax benefit                            (20,702)
         Allowance for realization                        20,702
                                                      ----------
                                                      $        -
                                                      ===========

      Deferred income tax liability or benefit results from timing differences in the recognition of revenues and expenses for tax and financial purposes. The source of the timing differences is using the cash basis of accounting for income tax and accrual accounting for the basis of financial income. The Company has set up an $20,702 allowance for the tax benefit at September 30, 1998.

      Losses prior to the business combination cannot be carried forward or back. At September 30, 1998 the company had a tax loss which could be carried forward. The company has also set up an allowance for this tax benefit at September 30, 1998.

Note 15. Short Term Debt

                                                                                       Sept 30,    Dec. 31,   Dec. 31,
Short-term debt consists of the following:                                              1998        1997       1996
                                                                                        ----        ----       ----
Note for purchase of Copyright,  dated August 1, 1996,  with no stated  interest
    rate, due April 1, 1997. Unsecured                                                $   --     $   --     $ 53,000

Note with an  Individual on  September  6, 1996 with 22%  interest.  Due June 1,
    1997. Secured by personal guarantee of officer, director and LLC member               --         --       20,000

Note with an individual dated  October 18, 1996 with 20% interest.  Due November
    18, 1996, with option to extend for additional 30-day increments, secured by
    personal guarantee of officer, director and LLC member                                --         --        5,000

Note with an individual on November 1, 1996 with 18%  interest.  Due October 31,
    1997.  Secured by  personal  property  and  personal  guarantee  of officer,
    director and LLC member                                                               --         --       52,353

Note with an individual dated December 31, 1997 with interest of $1,000 per week outstanding.  Due  January 5,  1998.  Secured  by a  personal  guarantee  of
    officer, director and LLC member                                                      --       11,000       --

Note with a company dated December  20,1997 with 8% interest.  Due date February
    20, 1998. Unsecured                                                                   --       25,000       --

Note with an  investment group dated  December 30, 1997 with no interest rate or
    due date stated. Unsecured                                                            --       12,000       --

Note with a trust dated  November  28, 1997 with 48%  interest,  due January 30,
    1998. Unsecured                                                                       --       15,000       --

Note with Trust dated June 10, 1997,  24%  interest. Interest  only  payments of
    $1,000  per month for 12  months.  Payment  of  $50,000  due June 10,  1998.
    Secured  by  $50,000  in  accounts  receivable.  Accounts  receivable  which
    originally   secured   this  loan  may  have  been  paid  off,   paid  down,
    renegotiated, or written off since the loan inception                                 --       50,000       --

Note with two individuals  dated May 20, 1998 with 24%  interest.  Interest only payments of $10,000 per month for 6 months. Payment of $500,000 due December
    31, 1998. Secured by $500,000 in accounts receivable and personal guarantees of  officers,  directors,  and major  shareholders  of Company New  accounts receivable  must be  substituted  every 4 to 6 weeks as accounts  receivable which  originally  secured the loan become  paid off,  paid down,  canceled,
    renegotiated or written off                                                        500,000       --         --

Note with a Trust, dated April 28, 1998, 36% interest. Interest only payments of
    $4,500  per month for 12  months.  Payment of  $150,000  due April 28,  1999
    Secured by  $150,000  in  accounts  receivable.  Accounts  receivable  which
    originally   secured   this  loan  may  have  been  paid  off,   paid  down,
    renogotiated, or written off since the loan inception                              150,000       --         --

Note 15. Short-Term Debt - Continued                                                  Sept 30,    Dec. 31,    Dec. 31,
                                                                                        1998        1997        1996
                                                                                        ----        ----        ----
Note with a Trust dated January 19, 1998,  36%  interest. Interest only payments of $1,500 per month for 12 months.  Payment of $50,000 due January 19, 1999.
    Secured  by  $70,000  in  accounts  receivable.  Accounts  receivable  which
    originally   secured   this  loan  may  have  been  paid  off,   paid  down,
    renegotiated, or written off since the loan inception.                            $ 50,000     $ --       $ --

Note with a Trust dated April 28, 1998,  24% interest. Interest only payments of
    $800 per month for 12 months. Payment of $40,000 due April 28, 1999. Secured by $40,000 in accounts  receivable.  Accounts  receivable  which  originally secured  this  loan may have  been paid off,  paid  down,  renegotiated,  or
    written off since the loan inception.                                               40,000       --         --

Note with a Trust  dated May 8, 1998, 24%  interest.  Interest  only  payment of
    $1,000 per month for 12 months.  Payment of $50,000 due May 8,1999.  Secured by $50,000 in accounts  receivable.  Accounts  receivable  which  originally secured  this  loan may have  been paid off,  paid  down,  renegotiated,  or
    written off since the loan inception.                                               50,000       --         --

Note with a Trust dated May 8, 1998, 24%  interest.  Interest  only  payments of
    $1,000  per month for 12 months  and  payment  of  $25,000  due May 8, 1999.
    Secured  by  $25,000  in  accounts  receivable.  Accounts  receivable  which
    originally   secured   this  loan  may  have  been  paid  off,   paid  down,
    renegotiated, or written off since the loan inception.                              25,000       --         --

Note with a Trust dated May 13, 1998, 24%  interest.  Interest  only payments of
    $500 per month for 12 months. Payment of $25,000 due May 13, 1999 Secured by
    $25,000 in accounts receivable. Accounts receivable which originally secured this loan. may have been paid off, paid down,  renegotiated,  or written off
    since the loan inception.                                                           25,000       --         --

Note with a Trust dated April 3, 1998, 36%  interest.  Interest only payments of
    $4,500  per month for 12  months.  Payment  of  $150,000  due April  3,1999.
    Secured by  $150,000  in  accounts  receivable.  Accounts  receivable  which
    originally   secured   this  loan  may  have  been  paid  off,   paid  down,
    renegotiated, or written off since the loan inception.                             150,000       --         --

Note with a Trust dated April 3, 1998, 36%  interest.  Interest only payments of
    $4,500  per month for 12  months.  Payment  of  $150,000  due April 3, 1999.
    Secured by  $150,000  in  accounts  receivable.  Accounts  receivable  which
    originally   secured   this  loan  may  have  been  paid  off,   paid  down,
    renegotiated, or written off since the loan inception.                             150,000       --         --

Note with  individual dated  August 24, 1998 with 24%  interest.  Interest  only payments  of $1,000 per month for 12 months.  Payment of $50,000  due August
    24, 1999. Secured by $50,000 in accounts receivable and a personal guarantee of  officer,  director,  and major  shareholder  of  Company.  New  accounts receivable must be substituted  every 30 days as accounts  receivable  which
    originally   secured  the  loan  become  paid  off,  paid  down,   canceled,
    renegotiated, or written off.                                                       50,000       --         --

Note with an  Individual dated  September  14, 1998 with  principal and interest
    payment of $44,000 due on October 14, 1998. Unsecured.                              40,000       --         --

Note 15. Short-Term Debt - Continued                                                  Sept 30,    Dec. 31,    Dec. 31,
                                                                                        1998        1997        1996
                                                                                        ----        ----        ----
Note with a Company on September 11, 1998 with  principal and interest  payments
    of $210,000 due on October 1, 1998. Unsecured.                                   $ 200,000     $ --        $ --

Note with an Individual dated August 27, 1998 with 36% interest. Due October 27,
    1998.  Secured  by  $50,000  in  accounts  receivable  contracts.   Accounts
    receivable  which50,000 originally secured this loan may have been paid off,
    paid down, renegotiated, or written off since the loan inception.                   50,000       --         --

Note with a Company dated September 21, 1998 with 36% interest. Due December 21,
    1998.  Unsecured.  The Company is currently  negotiating an extension of the
    due date.                                                                          300,000       --         --

Note with an Individual  dated  September 14, 1998 with 30% interest.  Due March
    14, 1999. Unsecured.                                                                10,000       --         --

Note with a Trust  dated  August  26  with  1998, 36%  interest.  Interest  only payments of $6,000 per month for 4 months.  Payment of $200,000 due December
    26, 1998  Secured by $200,000 in accounts  receivable.  Accounts  receivable which  originally  secured  this loan may have been  paid  off,  paid  down,
    renegotiated,   or  written  off,  since  the  loan  inception.   Personally
    guaranteed by an officer, director and major shareholder of the Company. The
    Company is currently negotiating an extension of the due date.                     200,000       --         --

Note with a Trust  dated  September  9, 1998  with 36%  interest. Interest  only payments of $3,000 per month for 3 months.  Payment of $100,000 due December
    9, 1998  Secured by  $100,000 in accounts  receivable.  Accounts  receivable which  originally  secured  this loan may have been  paid  off,  paid  down,
    renegotiated,   or  written  off,  since  the  loan  inception.   Personally
    guaranteed by an officer, director and major shareholder of the Company. The
    company is currently negotiating an extension of the due date.                     100,000       --         --

Note with a Company dated  September 28, 1998 with 36%  interest.  Due September
    28, 1998. Interest only payments of $2,100 per month for 12 months.  Payment
    of  $70,000  due  September  28,  1999.   Secured  by  $70,000  in  accounts
    receivable.  Accounts receivable which originally secured this loan may have been  paid off,  paid  down,  renegotiated,  or  written  off since the loan
    inception.                                                                          70,000       --         --

Note with an Individual  dated August 11, 1998 with 30% interest. Due August 11,
    1999.  Interest  only  payments of $550 per month for 12 months.  Payment of
    $22,000  due August 11,  1999.  Secured by $22,000 in  accounts  receivable.
    Accounts  receivable which  originally  secured this loan may have been paid
    off, paid down, renegotiated, or written off since the loan inception.              22,000       --         --

Note with an Individual dated August 24, 1998 with 24%  interest.  Interest only payments of $778 per month for 12 months.  Payment of $38,900 due August 24,
    1999.  Secured by $38,900 in accounts  receivable.  New accounts  receivable must be substuted every 4 to 6 weeks as accounts receivable which originally secured this loan become paid down,  paid off,  canceled,  renegotiated,  or
    written off;                                                                        38,900       --         --

Note with an individual dated  September  21, 1998 with 24%  interest.  Interest only  payments  of $1,200  per month for 12 months.  Payment of $60,000  due
    September 21, 1999. Secured by $60,000 in accounts receivable.  New Accounts receivable must be substituted  every 30 days as accounts  receivable  which
    originally   secured  this  loan  become  paid  down,  paid  off,  canceled, renegotiated,  or written off. Personally guaranteed by officers, directors,
    and major shareholders of the Company.                                              60,000       --         --

Note with an Individual  dated  September 25, 1998 with 30% interest.  Due March
    25, 1999.  Interest only payments of $250 per month.  Payment of $10,000 due
    March 25, 1999. Unsecured.                                                          10,000       --         --

Note with an induvidual  dated July 16, 1998 with 24%  interest.  Interest  only payments  of $222 per month for 12 months.  Payment of $11,100  due July 15,
    1999.  New accounts  receivable  must be  substituted  every 4 to 6 weeks as accounts  receivable  which  originally  secured this loan become paid down,
    paid off, canceled, renegotiated, or written off.                                   11,100       --         --

Note 15. Short-Term Debt - Continued                                                  Sept 30,    Dec. 31,    Dec. 31,
                                                                                        1998        1997        1996
                                                                                        ----        ----        ----
Note with an individual dated  September  22, 1998 with 24%  interest.  Interest only  payments  of $300 per month for 12  months.  Payment  of  $15,000  due
    September  22, 1999  Secured by $15,000 in accounts  receivable.  Personally guaranteed by officers,  directors,  and major  shareholders of the Company.
    New  accounts  receivable  must be  substituted  every  30 days as  accounts receivable  which  originally  secured this loan become paid down, paid off,
    canceled, renegotiated, or written off.                                           $ 15,000     $ --       $ --

Note with an Individual dated September 9, 1998 with 30% interest.  Due March 9,
    1999. Interest only payments of $400 per month. Payment of $16,000 due March
    9, 1999. Unsecured.                                                                 16,000       --         --

Note with a Trust dated June 1, 1998, 36%  interest.  Interest  only payments of
    $3,000 per month for 12 months. Payment of $100,000 due June 1, 1999 Secured by  $100,000  in  accounts  receivable.  New  accounts  receivable  must  be substituted as accounts  receivable which originally secured the loan become paid off,  paid down,  canceled,  renegotiated,  or written off.  Personally
    guaranteed by officers, directors and major shareholders of the Company.           100,000       --         --

Advances from  Trusts  during  September  1998,  No stated  interest.  Principal
    payment due within 30 days. Unsecured                                               37,000       --         --

Advances from Individuals  during  September 1998 with no stated  interest.  Due
    within 30 days. Unsecured.                                                          40,000       --         --

Note with an individual dated September 14, 1998 with 30 % interest.  Payment of
    $59,125  principal  and  interest  due  at  maturity,   December  14,  1998.
    Unsecured. Company in process of negotiating extension of due date.                 55,000       --         --

Note with individual dated September 14, 1998 with 30% interest. Payment of $48,
    375  principal and interest due at maturity,  December 14, 1998.  Unsecured.
    Company in process of negotiating extension of due date.                            45,000       --         --

Note with a trust dated August 13, 1998 with 30%  interest.  Payment of $45, 900 principal and interest due at maturity,  September 13, 1998. Unsecured. Note
    paid in full subsequent to audit date.                                              45,000       --         --

Note with a trust dated  August 13, 1998 with 30%  interest.  Payment of $56,100 principal and interest due at maturity,  September 13, 1998. Unsecured. Note
    paid in full subsequent to audit date.                                              55,000       --         --
                                                                                    ---------- ---------- ----------
                             Total short-term debt                                  $2,710,000   $113,000   $130,353
                                                                                    ---------- ---------- ----------

Note 16. Short-Term Debt with Related Parties
                                                                                 Sept30,   Dec. 31,   Dec. 31,
Related party short-term debt consists of the following:                          1998       1997       1996
                                                                                  ----       ----       ----
Note with LLC Members' personal relation dated August 1, 1996                  $   --     $   --     $ 10,000
    with 10% interest. Due February 7, 1997. Unsecured

Note with LLC Members' personal relation dated August 1, 1996                      --         --        5,000
    with 10% interest. Due July 30, 1997. Unsecured

Loan with individual,  no stated interest rate or due date,  secured by            --         --       15,000
    personal guarantee by officer, director and LLC member

Loan with a corporate officer and LLC member, with interest of 8%,                 --         --       13,090
    Unsecured

Note with an individual on August 1, 1996 with 20% interest. Due March 1997,       --         --       20,000
    Unsecured

Revolving line of credit with an affiliated company, with 12% interest on          --         --        1,236
    month end balance. Unsecured

Note with an employee dated November 28, 1997 with interest at 25%,                --       20,000       --
    and no due date stated. Unsecured

Note with an employee dated November 20, 1997, no interest rate or due             --       15,101       --
    date stated. Unsecured

Note with an employee dated October 16, 1997 with no interest rate or              --        5,655       --
    due date stated. Unsecured

Note with an employee dated December 31, 1997, no interest rate or due             --       19,000       --
    date stated. Unsecured

Note with LLC Member's personal relation dated November 3, 1997 with               --        5,000       --
    10% interest, no due date stated. Unsecured

Note with LLC Member's personal relation dated November 20, 1997,                  --       10,000       --
    with 10% interest, no due date stated. Unsecured

Short-term line of credit with an employee's parents, with 10 112% interest,       --       36,683       --
    due December 30, 1998. Unsecured

Short-term note with employee and employee's parents, dated May 21, 1997
    with 22% interest. Per agreement, interest is reinvested monthly               --       17,132       --
    Payment of principal and interest due at end of agreement

Note with an employee dated July 16, 1998, no interest rate or due               25,000       --         --
    date stated. Unsecured

Note with an employee dated July 28, 1998, with 24% interest rate                16,500       --         --
    Due May 13,1999. Unsecured

Note with an employee dated September 1, 1998, no interest rate or due
    date stated. Unsecured                                                       25,000       --         --

Advance from personal relation of officer, director, and shareholder
    dated July 29, 1998 with no interest rate or due date stated                 19,000       --         --

Advances from related parties dated September 22-30, 1998
    with no stated interest, due in less than 30 days                           197,000       --         --
                                                                               --------   --------   --------
                       Total short-term debt with related parties              $282,500   $128,571   $ 64,326
                                                                               --------   --------   --------

Note 17. Long-term Debt
                                                                                      Sept 30,    Dec. 31,    Dec. 31,
Long-term debt consists of the following:                                               1998        1997        1996
                                                                                        ----        ----        ----
Note with a Trust dated June 1, 1997 18%  interest.  Interest  only  payments of
    $900 per month for 36 months.  Payment of $60,000 due June 1, 2000.  Secured by $60,000 in accounts  receivable.  Accounts  receivable  which  originally
    secured   this  loan  may  have  been  paid  off,   paid  down,   cancelled,
    renegotiated, or written off, since the loan inception.                           $ 60,000   $ 60,000     $ --

Note with a Trust dated July 28, 1997,  18%  interest. Interest only payments of
    $5,625 per month for 24  months.  Payment  of  $375,000  due August 1, 1999.
    Secured by  $375,000  in  accounts  receivable.  Accounts  receivable  which originally  secured this loan may have been paid off, paid down,  cancelled,
    renegotiated, or written off since the loan inception.                             375,000    375,000       --

Note with a finance group dated  December 24, 1997,  30% interest. Interest only payments of $1,250 per month for 24 months.  Payment of $50 000 due December
    24,  1999.  Secured by personal  guarantee of officer,  director,  and major
    shareholder of the Company.                                                         50,000     50,000       --

Note with a finance group dated  December 22, 1997, 30% interest.  Interest only payments of $1,250 per month for 24 months.  Payment of $50,000 due December
    22,  1999.  Secured by personal  guarantee of officer,  director,  and major
    shareholder of the company.                                                         50,000     50,000       --

Note with a Trust, dated February 1, 1997, 24% interest.  Interest only payments of $2,000 per month for 36 months. Payment of $100,000 due February 1, 2000.
    Secured by  $100,000  in  accounts  receivable.  Accounts  receivable  which originally  secured this loan may have been paid off, paid down,  cancelled,
    renegotiated, or written off since the loan inception.                             100,000    100,000       --

Note with a Trust, dated March 1, 1997, 24% interest. Interest only payments ,of
    $2000  per month  for 36  months.  Payment  of  $100,000  due March 1 , 2000
    Secured by  $100,000  in  accounts  receivable.  Accounts  receivable  which originally  secured this loan may have been paid off, paid down,  cancelled,
    renegotiated, or written off since the loan inception.                             100,000    100,000       --

Note with a Trust, dated March 1, 1997, 24% interest.  Interest only payments of
    $2,000  per month for 36  months.  Payment  of  $100,000  due April 1, 2000.
    Secured by  $100,000  in  accounts  receivable.  Accounts  receivable  which originally  secured this loan may have been paid off, paid down,  cancelled,
    renegotiated, or written off since the loan inception.                             100,000    100,000       --

Note with a Trust dated April 10, 1997, 30% interest.  Interest only payments of
    $2,500 per month for 36 months. Payment of $100,000 due May 1, 2000. Secured by $100,000 in accounts  receivable.  Accounts  receivable  which originally
    secured   this  loan  may  have  been  paid  off,   paid  down,   cancelled,
    renegotiated, or written off since the loan inception.                             100,000    100,000       --

Note with a Trust dated July 15, 1997, 18%  interest.  Interest only payments of
    $975 per month for 36 months.  Payment of $65,000 due July 15, 2000. Secured by $65,000 in accounts  receivable.  Accounts  receivable  which  originally secured  this  loan may have  been paid off,  paid  down,  renegotiated,  or
    written off since the loan inception.                                               65,000     65,000       --

Note 17. Long-Term Debt - Continued                                                   Sept 30,    Dec. 31,    Dec. 31,
                                                                                        1998        1997        1996
                                                                                        ----        ----        ----
Note with a Trust dated August 15, 1997, 18% interest. Interest only payments of
    $1,350 per month for 36 months.  Payment  of  $90,000  due August 15,  2000.
    Secured  by  $90,000  in  accounts  receivable.  Accounts  receivable  which
    originally   secured   this  loan  may  have  been  paid  off,   paid  down,
    renegotiated, or written off since the loan inception.                            $ 90,000   $ 90,000       --

Note with Trust dated  September 25, 1997,  18% interest. Interest only payments of $2,625 per month for 24 months.  Payment of $175,000  due  September  25,
    1999. Secured by $175,000 in accounts receivable.  Accounts receivable which
    originally   secured   this  loan  may  have  been  paid  off,   paid  down,
    renegotiated, or written off since the loan inception.                             175,000    175,000       --

Note with Trust dated October 21, 1997,  18% interest. Interest only payments of
    $2,475 per month for 24 months.  Payment of $165,000  due October 21,  1999.
    Secured by  $165,000  in  accounts  receivable.  Accounts  receivable  which
    originally   secured   this  loan  may  have  been  paid  off,   paid  down,
    renegotiated, or written off since the loan inception.                             165,000    165,000       --

Note with an individual dated February 26, 1997, 18% interest. Monthly principal and interest  payments of $362 per month for 36 months with a maturity  date of  February  26,  2000.  Secured by $20,000 in accounts  receivable  and by personal  guarantees of officers,  directors,  and major shareholders of the
    Company.  Accounts  receivable which  originally  secured this loan may have been  paid off,  paid  down,  renegotiated,  or  written  off since the loan
    inception.                                                                           5,387      7,736       --

Note with a Trust dated July 21, 1997, 24%  interest.  Interest only payments of
    $720 per month for 24 months. Payment of $36,000 due August 1, 1999. Secured by $36,000 in accounts  receivable.  Accounts  receivable which secured this loan may have been paid off, paid down,  renegotiated,  or written off since
    the loan inception.                                                                 31,000     36,000       --

Note with a finance group, dated February 13, 1998, 30% interest.  Interest only payments of $1,250 per month for 24 months.  Payment of $50,000 due February
    13, 2000. Secured by personal guarantees of officers,  directors,  and major
    shareholders of the Company.                                                        50,000       --         --

Note with a finance group , dated February 5, 1998, 30% interest.  Interest only payments of $2,500 per month for 24 months. Payment of $100,000 due February
    5, 2000. Secured by personal  guarantees of officers,  directors,  and major
    shareholders of the Company.                                                       100,000       --         --

Note with a finance  group, dated March 23, 1998,  30%  interest.  Interest only payments of $3,750 per month for 24 months.  Payment of  $150,000  due March
    23, 2000. Secured by personal guarantees of officers,  directors,  and major
    shareholders of the company.                                                       150,000       --         --

Note with a finance  group,  dated April 17, 1998, 30%  interest.  Interest only payments of $5,250 per month for 24 months.  Payment of  $210,000  due April
    17, 2000. Secured by personal guarantees of officers,  directors,  and major
    shareholders of the company.                                                       210,000       --         --

Note with a finance  group,  dated  August 15, 1997.  No stated  interest  rate.
    Monthly  princpal  and  interest  payments  of $999 per month for 60 months.
    Secured by various furniture and computer equipment.                                  --       30,012       --

Note 17. Long-Term Debt - Continued                                                   Sept 30,    Dec. 31,    Dec. 31,
                                                                                        1998        1997        1996
                                                                                        ----        ----        ----
Notewith a finance  group,  dated  October 1,  1997.  No stated  interest  rate.
    Monthly  principal and interest  payments of $1,987 per month for 60 months.
    Secured by various computer equipment.                                              $ --     $ 77,979     $ --

Note with a finance group,  dated May 8, 1998, 18% interest.  Monthly  principal and interest  payments of $667 per month for 72 months.  Secured by computer
    software.                                                                         27,476         --         --

Note with a finance group, dated May 26, 1998. 18% interest.  Monthly  principal
    and interest payments of $690 per month for 72 months. Secured by artwork.        28,650         --         --

Note with a finance group dated May 1, 1998. 18% interest. Monthly principal and interest  payments  of $6,662 per month ($948 of which is applied to capital leases  payable)  for 72  months.  Secured by  various  furniture,  computer
    equipment, software, and artwork.                                                247,013         --         --

Note with a finance  group, dated July 15, 1998,  18%  interest.  Interest  plus principal  payments  of $475 per month for 68  months.  Secured  by  various
    furniture items and artwork.                                                      19,470         --         --

Note with a finance  group, dated August 15, 1998,  18% interest.  Interest plus principal  payments of $1,188 per month for 67 months.  Partially secured by
    various furniture items and artwork.                                              48,398         --         --
                                                                                    ---------- ---------- ----------
     TOTAL LONG TERM DEBT                                                            2,347,394  1,581,727       --

     LESS CURRENT PORTION                                                             (595,562)   (18,307)      --
                                                                                    ---------- ---------- ----------
     LONG-TERM DEBT                                                                 $1,751,832 $1,563,420       --
                                                                                    ========== ========== ==========


Following are maturieties of long-term debr for each of the five years ending December 31,

                   1998                       $   10,679
                   1999                          893,144
                   2000                        1,177,742
                   2001                           62,514
                   2002                           75,109
                   Thereafter                    128,206
                                              ----------
                   Total long term debt       $2,347,394
                                              ----------

Note 18 - Long-Term Debt With Related Parties

      Pursuant to a private offering, the Company sold 375 units to related parties. Each unit consisted of a promissory note and 400 shares of the Company's Class A common stock. The promissory note has an interest of 16% and matures 1 year from the date of issuance. The holder has an option to extend the maturity date for an additional year. If the option is exercised, the Company is obligated to pay the holder interest of 18% for the two-year period. As of September 30, 1998, the Company's long term obligations with related parties are as follow:

         Promissory notes issued in conjunction with offering          $375,000
         Less repayment during 1998                                     (35,000)
         Line of credit with an employee's parents, with
         10 1/2% interest, no specified due date - Unsecured             49,089
                                                                      ---------
         Total                                                          389,089
         Less current portion                                          (270,600)
                                                                      ---------
         Long-term debt to related parties                            $ 118,489
                                                                      =========

Note 19. Assets Used As Collateral

      At September  30, 1998 and December 31, 1997 and 1996,  $345,375,  $68,375
and $0 respectively of fixed assets not held under capital leases were collateral for debt. Substantially all of the Company's contracts receivable are used to secure borrowings.

Note 20. Fair Value Of Financial Instruments

      The book value of the Company's financial instruments approximates fair value. The estimated fair values of financial instruments have been determined using appropriate market information and valuation methodologies.

Note 21. Common Stock Transactions

      The Company purchased 800,000 shares of Class A common stock from an individual who is a former employee and founder at the founder's price of $80 that he originally paid for those shares. In conjunction with this purchase, the Company has granted him an option to acquire up to 800,000 Company shares of Class A Common Stock as follows:

      During 1998, The option may be exercised to acquire shares from the Company at a discount of 20% from the market trading price, if any.

      During 1999, The option may be exercised to acquire shares from the Company at a discount of 15% from the market trading price, if any.

      The Company has issued 49,500 shares of Class A common stock out of treasury stock as a bonus.

      The Company issued 384,000 shares of class A common stock as incentives for two officers. To comply with Topic 4 D of the Staff Accounting Bulletins issued by the Securities and Exchange Commission, the Company has recorded in selling, general, and administrative, an expense of $510,712 related to this stock issuance. 300,000 shares of the above came out of treasury shares.

      Existing shareholders are contributing up to 1,545,900 shares of their Class A common stock to the Company. These shares along with the 450,500 shares mentioned above will be sold by the Company in its initial public offering.

      The company has issued 375,940 shares of its Class A common stock in a private placement in exchange for $500,000 of existing corporate debt and cash. $160,000 has yet to be received and is being shown as a charge to the equity section under the heading, "Stock Subscription Receivable - Common A", in the balance sheet.

      An employee has acquired the right to receive 100,000 shares of common class A stock at $5 each, with vesting at 25,000 shares per year at issue date.

                             Subscription Agreement

      Please issue shares and/or bonds in the amount(s) and name(s) shown below. My signature acknowledges that I have received the prospectus by which the shares are offered and that I am purchasing for investment. (Please fill out completely.)


  Date & Time: ______________________  Signature of Purchaser: _________________


  Purchaser's Phone: ________________  Purchaser's Address: ____________________


  Issuer's Agent: ___________________  Information provided: ___________________


  Enclosed please find payment for -

  $__________________         for shares at $5 per share  (minimum  investment -
                              $1,000, but any amount if purchased with bonds), and/or

  $__________________         in 15% 4-year bonds (sold in increments of $1,000)



  $__________________         Total investment

  Please register the shares and/or bonds in the following names (attach additional sheets ifnecessary):

  Name (printed):                   ____________________________________________

  Mailing Address:                  ____________________________________________

  City, State, and Zip Code:        ____________________________________________

  Telephone, including area code:   ____________________________________________

  Social Security or Taxpayer ID No:____________________________________________

  As (check one): ___ Individual; ___ Joint Tenants; ___ Trust; ___ Tenants in Common;___ Corporation; ___ Partnership; ___ Other (specify)

  Please attach any special mailing instructions other than shown above. No subscription is effective until we accept it. We will mail you a signed copy of this agreement for your records.

             Subscription accepted on the ___ day of ___________, 1999

             ----------------------------------------------------
             By The Murdock Group Career Satisfaction Corporation